Filed Pursuant to Rule 424(b)(3) Registration No. 333-257583
Prospectus Supplement No. 2
(To Prospectus Dated April 14, 2022)
57,071,540 Shares of Common Stock
Up to 12,832,500 Shares of Common Stock Issuable Upon Exercise of the Warrants
Up to 332,500 Warrants
___________________
This prospectus supplement updates, amends and supplements the prospectus dated April 14, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-257583).

This prospectus supplement is being filed to update, amend and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2022 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 57,071,540 shares of our common stock, par value $0.0001 per share (“Common Stock”) and (ii) up to 332,500 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering (an “IPO”) of FinServ Acquisition Corp. (“FinServ”).

The Prospectus and this prospectus supplement also relate to the issuance by us of up to an aggregate of 12,832,500 shares of our Common Stock which consists of (i) 332,500 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants and (ii) 12,500,000 shares of Common Stock that are issuable upon the exercise of 12,500,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the IPO of FinServ.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it.

Our Common Stock and our Public Warrants are listed on the Nasdaq Capital Market, under the symbols “KPLT” and “KPLTW,” respectively. On August 5, 2022, the closing price of our Common Stock was $1.48 and the closing price for our Public Warrants was $0.19.
___________________

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from  to
Commission file number 001-39116Katapult Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-4424170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5204 Tennyson Parkway, Suite 500 Plano, TX	75024
(Address of Principal Executive Offices)	(Zip Code)
(833) 528-2785
(Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KPLT	The Nasdaq Stock Market LLC
Redeemable Warrants	KPLTW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).Yes  ☒   No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).     Yes ☐   No  ☒
The registrant had outstanding 98,378,821 shares of common stock as of August 5, 2022.

Page
Part I - Financial Information
Item 1.	Financial Statements	#SectionPage#
	Condensed Consolidated Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021	#SectionPage#
	Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income for the three and six months ended June 30, 2022 and 2021 (Unaudited)	#SectionPage#
	Condensed Consolidated Statements of Stockholders’ Equity for the three and six months ended June 30, 2022 and 2021 (Unaudited)	#SectionPage#
	Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2022 and 2021 (Unaudited)	#SectionPage#
	Notes to Unaudited Condensed Consolidated Financial Statements	#SectionPage#
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	#SectionPage#
Item 3.	Quantitative and Qualitative Disclosures about Market Risk	#SectionPage#
Item 4.	Controls and Procedures	#SectionPage#

Part II - Other Information
Item 1.	Legal Proceedings	#SectionPage#
Item 1A.	Risk Factors	#SectionPage#
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	#SectionPage#
Item 3.	Defaults Upon Senior Securities	#SectionPage#
Item 4.	Mine Safety Disclosures	#SectionPage#
Item 5.	Other Information	#SectionPage#
Item 6.	Exhibits	#SectionPage#
	Signatures	#SectionPage#

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (“Form 10-Q”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact contained in this report, including statements regarding our opportunity, our future results of operations and financial condition, business strategy, and plans and objectives of management for future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as “anticipate,” “assume” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “should,” “will,” “would,” or the negative of these terms or other similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

• execution of our business strategy, including launching new product offerings, new brand and expanding information and technology capabilities;
• our market opportunity and our ability to acquire new customers and retain existing customers;
• the timing and impact of our growth initiatives on our future financial performance and the impact of our new executive hires and brand strategy;
• anticipated occurrence and timing of prime lending tightening and impact on our results of operations;
• general economic conditions in the markets where we operate, the cyclical nature of consumer spending, and seasonal sales and spending patterns of customers;
• failure to realize the anticipated benefits of the business combination with FinServ Acquisition Corp.;
• factors affecting consumer spending that are not under our control, including, among others, levels of employment, disposable consumer income, inflation, prevailing interest rates, consumer debt and availability of credit, pandemics (such as COVID-19), consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security and willingness and ability of consumers to pay for the goods they lease through us when due;
• risks relating to uncertainty of our estimates of market opportunity and forecasts of market growth;
• risks related to the concentration of a significant portion of our transaction volume with a single merchant partner, or type of merchant or industry;
• the effects of competition on our future business;
• meeting future liquidity requirements and complying with restrictive covenants related to long-term indebtedness;
• the impact of unstable market and economic conditions such as rising inflation and interest rates and the conflict involving Russia and Ukraine on our business;
• the impact of the COVID-19 pandemic and its effect on our business;
• reliability of our platform and effectiveness of our risk model;
• protection of confidential, proprietary or sensitive information, including confidential information about consumers, and privacy or data breaches, including by cyber-attacks or similar disruptions;
• ability to attract and retain employees, executive officers or directors;
• ability to effectively respond to general economic and business conditions;
• ability to obtain additional capital, including equity or debt financing;
• enhance future operating and financial results;
• ability to anticipate rapid technological changes;
• comply with laws and regulations applicable to our business, including laws and regulations related to rental purchase transactions;
• stay abreast of modified or new laws and regulations applying to our business, including rental purchase transactions and privacy regulations;
• maintain relationships with merchant partners;
• respond to uncertainties associated with product and service developments and market acceptance;
• anticipate the impact of new U.S. federal income tax laws;
• identified material weaknesses in our internal control over financial reporting which, if not remediated, could affect the reliability of our condensed consolidated financial statements;
• successfully defend litigation;
• litigation, regulatory matters, complaints, adverse publicity and/or misconduct by employees, vendors and/or service providers; and
• other events or factors, including those resulting from civil unrest, war, foreign invasions (including the conflict involving Russia and Ukraine), terrorism, or public health crises, or responses to such events.

Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this Form 10-Q. Other sections of this Form 10-Q may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, achievements, events, or circumstances. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this report or to conform these statements to actual results or to changes in our expectations. You should read this Form 10-Q and the documents that we have filed as exhibits to this report with the understanding that our actual future results, levels of activity, performance, and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this report, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Investors and others should note that we may announce material business and financial information to our investors using our investor relations website (ir.katapultholdings.com), our filings with the Securities and Exchange Commission, webcasts, press releases and conference calls. We use these mediums, including our website, to communicate with investors and the general public about our company, our products, and other issues. It is possible that the information that we make available on our website may be deemed to be material information. We therefore encourage investors and others interested in our company to review the information that we make available on our website. The contents of our website are not incorporated into this filing. We have included our investor relations website address only as an inactive textual reference and do not intend it to be an active link to our website.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021
ASSETS	(Unaudited)
Current assets:
Cash	$85,025	$92,494
Restricted cash	2,229	3,937
Accounts receivable, net of allowance for doubtful accounts of $6,248 at December 31, 2021	—	2,007
Property held for lease, net of accumulated depreciation and impairment (Note 4)	45,935	61,752
Prepaid expenses and other current assets	4,646	4,249
Total current assets	137,835	164,439
Property and equipment, net (Note 5)	636	576
Security deposits	91	91
Capitalized software and intangible assets, net (Note 6)	1,687	1,056
Right-of-use assets (Note 14)	960	—
Total assets	$141,209	$166,162
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,752	$2,029
Accrued liabilities (Note 7)	10,914	11,959
Unearned revenue	1,623	2,135
Lease liabilities (Note 14)	439	—
Total current liabilities	14,728	16,123
Revolving line of credit (Note 8)	55,183	61,238
Long term debt (Note 9)	42,461	40,661
Other liabilities	1,929	7,341
Lease liabilities, non-current (Note 14)	600	—
Total liabilities	114,901	125,363
STOCKHOLDERS' EQUITY
Common stock, $.0001 par value-- 250,000,000 shares authorized; 98,334,413 and 97,574,171 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	10	10
Additional paid-in capital	80,394	77,632
Accumulated deficit	(54,096)	(36,843)
Total stockholders' equity	26,308	40,799
Total liabilities and stockholders' equity	$141,209	$166,162

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (UNAUDITED)
(amounts in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Rental revenue	$53,020	$77,237	$112,851	$157,862
Other revenue	19	232	66	242
Total revenue	53,039	77,469	112,917	158,104
Cost of revenue	44,849	55,922	92,962	108,804
Gross profit	8,190	21,547	19,955	49,300
Operating expenses:
Servicing costs	1,131	1,072	2,337	2,210
Underwriting fees	423	477	910	944
Professional and consulting fees	2,259	1,324	5,547	2,858
Technology and data analytics	2,455	2,344	4,864	3,893
Bad debt expense	—	8,026	—	12,913
Compensation costs	6,470	14,755	11,847	17,337
General and administrative	3,649	2,503	7,459	3,686
Total operating expenses	16,387	30,501	32,964	43,841
(Loss) income from operations	(8,197)	(8,954)	(13,009)	5,459
Interest expense and other fees	(3,794)	(4,146)	(7,594)	(8,286)
Change in fair value of warrant liability	2,323	3,169	5,412	2,811
Loss before income taxes	(9,668)	(9,931)	(15,191)	(16)
(Provision) benefit for income taxes	(65)	1,828	(100)	3
Net loss	$(9,733)	$(8,103)	$(15,291)	$(13)
Net loss per share:
Basic	$(0.10)	$(0.17)	$(0.16)	$—
Diluted	$(0.10)	$(0.17)	$(0.16)	$—
Weighted average shares used in computing net loss per share:
Basic	97,944,724	46,989,376	98,036,263	39,274,794
Diluted	97,944,724	46,989,376	98,036,263	39,274,794

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balances at December 31, 2021	—	$—	97,574,171	$10	$77,632	$(36,843)	$40,799
Impact of ASC 842 adoption	—	—	—	—	$—	(1,962)	(1,962)
Stock options exercised	—	—	275,435	—	60	—	60
Vesting of restricted stock units	—	—	623,258	—	—	—	—
Repurchases of restricted stock for payroll tax withholding	—	—	(138,451)	—	(244)	—	(244)
Stock-based compensation expense	—	—	—	—	2,946	—	2,946
Net loss	—	—	—	—	—	(15,291)	(15,291)
Balances at June 30, 2022	—	$—	98,334,413	$10	$80,394	$(54,096)	$26,308

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balances at December 31, 2020	68,589,913	$49,894	9,524,440	$10	$7,196	$(58,049)	$(50,843)
Retroactive application of recapitalization	(68,589,913)	(49,894)	21,908,037	(7)	49,901	—	49,894
Adjusted beginning balance	—	—	31,432,477	$3	$57,097	$(58,049)	$(949)
PIPE proceeds	—	—	15,000,000	2	149,998	—	150,000
Merger financing	—	—	39,408,662	4	251,105	—	251,109
Consideration paid to selling stockholders	—	—	—	—	(329,560)	—	(329,560)
Transaction costs	—	—	—	—	(33,534)	—	(33,534)
Merger warrants liability	—	—	—	—	(44,272)	—	(44,272)
Stock options exercised	—	—	1,422,406	—	442	—	442
Stock-based compensation expense	—	—	2,850,000	—	9,766	—	9,766
Stock warrant exercise	—	—	6,708,070	1	13,101	—	13,102
Net loss	—	—	—	—	—	(13)	(13)
Balances at June 30, 2021	—	—	96,821,615	$10	$74,143	$(58,062)	$16,091

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balances at March 31, 2022	—	$—	98,126,012	$10	$78,586	$(44,363)	$34,233
Stock options exercised	—	—	—	—	—	—	—
Vesting of restricted stock units	—	—	244,833	—	—	—	—
Repurchases of restricted stock for payroll tax withholding	—	—	(36,432)	—	(49)	—	(49)
Stock-based compensation expense	—	—	—	—	1,857	—	1,857
Net loss	—	—	—	—	—	(9,733)	(9,733)
Balances at June 30, 2022	—	$—	98,334,413	$10	$80,394	$(54,096)	$26,308

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balances at March 31, 2021	68,589,913	$49,894	9,781,884	$10	$7,360	$(49,959)	$(42,589)
Retroactive application of recapitalization	(68,589,913)	(49,894)	21,908,037	(7)	49,901	—	49,894
Adjusted beginning balance	—	—	31,689,921	$3	$57,261	$(49,959)	$7,305
PIPE proceeds	—	—	15,000,000	2	149,998	—	150,000
Merger financing	—	—	39,408,662	4	251,105	—	251,109
Consideration paid to selling stockholders	—	—	—	—	(329,560)	—	(329,560)
Transaction costs	—	—	—	—	(33,534)	—	(33,534)
Merger warrants liability	—	—	—	—	(44,272)	—	(44,272)
Stock options exercised	—	—	1,164,962	—	358	—	358
Stock-based compensation expense	—	—	2,850,000	—	9,686	—	9,686
Stock warrant exercise	—	—	6,708,070	1	13,101	—	13,102
Net loss	—	—	—	—	—	(8,103)	(8,103)
Balances at June 30, 2021	—	$—	96,821,615	$10	$74,143	$(58,062)	$16,091

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(amounts in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(15,291)	$(13)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	62,438	73,160
Net book value of property buyouts	19,040	22,836
Impairment expense	7,490	7,721
Bad debt expense	—	12,913
Change in fair value of warrants liability	(5,412)	(2,811)
Stock-based compensation	2,946	9,766
Amortization of debt discount	1,015	1,390
Amortization of debt issuance costs	181	179
Accrued PIK Interest	785	760
Amortization of right-of-use assets	179	—
Change in operating assets and liabilities:
Accounts receivable	—	(13,475)
Property held for lease	(72,844)	(105,251)
Prepaid expenses and other current assets	(397)	(4,667)
Accounts payable	(277)	5,813
Accrued liabilities	(899)	(1,516)
Lease liabilities	(201)	—
Unearned revenues	(512)	321
Net cash (used in) provided by operating activities	(1,759)	7,126
Cash flows from investing activities:
Purchases of property and equipment	(153)	(198)
Additions to capitalized software	(845)	(423)
Net cash used in investing activities	(998)	(621)
Cash flows from financing activities:
Principal repayments on revolving line of credit	(16,171)	(7,948)
Principal advances on revolving line of credit, net of issuance costs	9,935	5,809
Repurchases of restricted stock	(244)	—
Proceeds from exercise of stock options	60	442
PIPE proceeds	—	150,000
Merger financing, net of redemptions	—	251,109
Consideration paid to selling shareholders	—	(329,560)
Transaction costs paid	—	(33,534)
Net cash (used in) provided by financing activities	(6,420)	36,318
Net (decrease) increase in cash and restricted cash	(9,177)	42,823
Cash and restricted cash at beginning of period	96,431	69,597
Cash and restricted cash at end of period	$87,254	$112,420

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,200	$5,868
Cash paid for income taxes	$362	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$1,139	$—
Cash paid for operating leases	$254	$—
Assumed warrant liability in connection with the Merger	$—	$44,272
Exercise of common stock warrant accounted for as a liability	$—	$13,102

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Katapult Holdings, Inc. (“Katapult” or the “Company”), is an e-commerce focused financial technology company offering e-commerce point-of-sale (“POS”) lease-purchase options for non-prime US consumers. Katapult’s fully-digital technology platform provides non-prime consumers with a flexible lease purchase option to enable them to obtain durable goods from Katapult’s network of e-commerce retailers. Katapult's end-to-end technology platform provides seamless integration with merchants.
On June 9, 2021 (the “Closing Date”), Katapult (formerly known as FinServ Acquisition Corp. or “FinServ”), consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated December 18, 2020 (the “Merger Agreement”), by and among FinServ Keys Merger Sub 1, Inc. (“Merger Sub 1”), a wholly owned subsidiary of FinServ, Keys Merger Sub 2, LLC (“Merger Sub 2”), the entity formerly known as Katapult Holdings, Inc. (formerly known as Cognical Holdings, Inc.), a Delaware corporation (“Legacy Katapult”), and Orlando Zayas, in his capacity as the representative of all pre-closing stockholders. Pursuant to the terms of the Merger Agreement, a business combination between Legacy Katapult and FinServ was effected on June 9, 2021 through the merger of Merger Sub 1 with and into Legacy Katapult, with Legacy Katapult surviving the merger as a wholly owned subsidiary of FinServ (the “First Merger”), followed immediately by the merger of the resulting company with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of FinServ (the “Second Merger” and collectively with the First Merger and the other transactions contemplated by the Merger Agreement, the “Merger”). References to “the Company” are to Katapult following the Merger and Legacy Katapult prior to the Merger. On the Closing Date, a number of investors purchased from the Company an aggregate of 15,000,000 shares of Company common stock for a purchase price of $10.00 per share and an aggregate purchase price of $150,000 (the "PIPE Investment" or “PIPE”), pursuant to separate subscription agreements. The PIPE was consummated concurrently with the Merger.
On the Closing Date, and in connection with the closing of the Merger, FinServ changed its name to Katapult Holdings, Inc. Legacy Katapult was deemed the accounting acquirer in the Merger based on an analysis of the criteria outlined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. This determination was primarily based on Legacy Katapult’s stockholders prior to the Merger having had a majority of the voting rights in the combined company, Legacy Katapult’s operations represented the ongoing operations of the combined company, Legacy Katapult and its former owners had the right to appoint a majority of the directors in the combined company, and Legacy Katapult's senior management represented the senior management of the combined company. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Legacy Katapult issuing stock for the net assets of FinServ, accompanied by a recapitalization. The net assets of FinServ are stated at historical cost, with no goodwill or other intangible assets recorded.
In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company's common stock, $0.0001 par value per share, issued to Legacy Katapult's stockholders in connection with the recapitalization transaction. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Katapult redeemable convertible preferred stock and Legacy Katapult common stock prior to the Merger have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement. Refer to Note 3 to these condensed consolidated financial statements for further information about the Merger.
Subsidiaries
The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Katapult Intermediate Holdings, LLC (formerly known as Keys Merger Sub 2, LLC), Katapult Group, Inc. (formerly known as Cognical, Inc.) and Katapult SPV-1 LLC, and the Company's former subsidiaries, Cognical SPV-3 LLC, and Cognical SPV-4 LLC. Cognical SPV-3 LLC originated all of the Company’s lease agreements with its customers and owned all of the leased property through April 2019. Katapult SPV-1 LLC has originated all of the Company’s lease agreements thereafter. Cognical SPV-4 LLC has halted the origination of new leases on behalf of a third-party merchant, however the Company serviced activity from existing leases of Cognical SPV-4 LLC through November 2020. Cognical SPV-3 LLC and Cognical SPV-4 LLC were liquidated in December 2020.

Legacy Katapult was incorporated in Delaware in 2016 and changed its headquarters from New York, New York to Plano, Texas in December 2020. Katapult Group, Inc. was incorporated in the state of Delaware in 2012. Katapult SPV-1 LLC is a Delaware limited liability company formed in Delaware in 2019.
Basis of Presentation— The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The condensed consolidated financial statements include the accounts of Katapult Holdings, Inc. and its wholly owned subsidiaries. In the opinion of management, all adjustments, of a normal recurring nature, considered necessary for a fair presentation have been included in these condensed consolidated financial statements.

All intercompany balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified for consistency with the current period presentation.

Correction of Prior Period Classification Error

The Company corrected an immaterial classification error within operating expenses that was included in the prior period condensed consolidated statement of operations and comprehensive (loss) income. The correction resulted in a decrease in Technology and data analytics expense and an increase in General and administrative expense of $257 and $423, for the three and six months ended June 30, 2021, respectively. This correction had no effect on total operating expenses, loss before income taxes, net loss, or any other previously reported amounts in the Company’s condensed consolidated financial statements for the year ended June 30, 2021.
Risks and Uncertainties— The Company is subject to a number of risks including, but not limited to, the need for successful development of our growth strategies, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates— The preparation of the condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of income and expense during the reporting period. The most significant estimates relate to the selection of useful lives of property and equipment, the selection of useful lives for property held for lease and the related depreciation method, determination of fair value of stock option grants, the fair value of the private warrants, and the valuation allowance associated with deferred tax assets. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the condensed consolidated financial statements; therefore, actual results could differ from those estimates.
Segment Information— Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment, and therefore, one reportable segment.

Cash—As of June 30, 2022 and December 31, 2021, cash consists primarily of checking and savings deposits. The Company does not hold any cash equivalents, which would consist of highly liquid investments with original maturities of three months or less at the time of purchase.

Restricted Cash—The Company classifies all cash whose use is limited by contractual provisions as restricted cash. Restricted cash as of June 30, 2022 and December 31, 2021 consists primarily of cash advanced from the lines of credit in Katapult SPV-1 LLC, which were established pursuant to various agreements for the purpose of funding and servicing originated leases. All of the Company’s restricted cash is classified as current due to its short-term nature.

The reconciliation of cash and restricted cash is as follows:

	June 30,	June 30,	December 31,	December 31,
	2022	2021	2021	2020
Cash	$85,025	$109,785	$92,494	$65,622
Restricted cash	2,229	2,635	3,937	3,975
Total cash and restricted cash	$87,254	$112,420	$96,431	$69,597

Accounts Receivable, Net of Allowance for Doubtful Accounts— In the first quarter of 2022, the Company adopted Accounting Standards Codification 842 Leases (“ASC 842”). Commencing with the three months ended March 31, 2022, the Company recognizes revenue from customers when the revenue is earned and cash is collected. In addition, the Company no longer records accounts receivable arising from lease receivables due from customers or any corresponding allowance for doubtful accounts. For the periods prior to adoption of ASC 842, including the six months ended June 30, 2021, the Company recognized revenue from customers on an accrual basis of accounting. The Company does not require any security or collateral to support its receivables.

Property Held for Lease, Net of Accumulated Depreciation and Impairment— Property held for lease consists of furniture, consumer electronics, appliances, and other durable goods offered for lease-purchase in the normal course of business. Such property is provided to consumers pursuant to a lease-purchase agreement with a minimum term; typically one week, two weeks, or one month. The renewal periods of the initial lease term of the agreement are typically 10, 12 or 18 months. Consumers may terminate a lease agreement at any time without penalty. The average consumer continues to lease the property for 7 months because the consumer either exercises the buyout (early purchase) options or terminates the lease purchase agreement prior to the end of the 10, 12 or 18 month renewal periods. As a result, property held for lease is classified as a current asset on the condensed consolidated balance sheets.

Property held for lease is carried at net book value. Depreciation for property held for lease is determined using the     income forecasting method and is included within cost of revenue. Under the income forecasting method, property held for lease is depreciated in the proportion of rents received to total expected rents received based on historical data, which is an activity-based method similar to the units of production method. The Company provides for impairment for the undepreciated balance of the property held for lease assuming no salvage value with a corresponding charge to cost of revenue. Impairment expense includes expense related to property identified as impaired based on historical data, including default trends, such that the recorded amount closely approximates actual impairment expense incurred during the period. The Company derecognizes the undepreciated net book value of property buyouts as buyouts occur with a corresponding charge to cost of revenue. The Company periodically evaluates fully depreciated property held for lease, net. When it is determined there is no future economic benefit, the cost of the assets are written off and the related accumulated depreciation is reversed.

Property and Equipment, Net— Property and equipment other than property held for lease are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and are recorded in general and administrative expense over the estimated useful lives of the assets. The estimated useful lives of property and equipment are described below:

Property and Equipment	Useful Life
Computer, office and other equipment	5 years
Computer software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Capitalized Software— Starting January 1, 2020 the Company began capitalizing certain development costs incurred in connection with its internal use software. Costs incurred in the preliminary stages of development are expensed as incurred. Capitalization of costs begins when the preliminary project stage is completed, and it is probable that the project will be completed and used for its intended function. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three years. Capitalized software cost is included within the Capitalized software and intangible assets, net line item of the condensed consolidated balance sheets. Amortization of capitalized software is included in general and administrative on the condensed consolidated statements of operations and comprehensive loss (income).

Debt Issuance Costs— Costs incurred in connection with the issuance of the Company’s line of credit and long-term debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense. The amortization of the long-term debt issuance costs utilizes the effective interest method, and the amortization of the line of credit debt issuance costs utilizes the straight-line method, which is not materially different compared to the effective interest method. The amortization of debt issuance costs is recorded and included in interest expense and other fees on the condensed consolidated statement of operations and comprehensive (loss) income.

Impairment of Long-Lived Assets— The Company assesses long-lived assets for impairment in accordance with the provisions of ASC 360, Property, Plant and Equipment. Long-lived assets, such as intangible assets and property and equipment, are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment charges have been recorded during the three and six months ended June 30, 2022 or 2021.

Rental Revenue— Property held for lease is leased to customers pursuant to lease purchase agreements with an initial term: typically one week, two weeks, or one month, with non-refundable lease payments. Generally, the customer has the right to acquire title either through a 90-day promotional pricing option, an early purchase option (buyout) available prior to completion of the full agreement, or by completing all lease renewal payments, generally 10 to 18 months. On any current lease, customers have the option to terminate the agreement at any time without penalty in accordance with lease terms. Accordingly, lease purchase agreements are accounted for as operating leases with lease revenues recognized in the month they are earned and cash is collected. Amounts received from customers who elect early purchase options (buyouts) are included in rental revenue. Lease payments received prior to their due dates are deferred and recorded as unearned revenue and are recognized as rental revenue in the month in which the revenue is earned. Rental revenue also includes agreed-upon charges assessed to customer lease applications. Payments are received upon submission of the applications and execution of the lease purchase agreements. Services are considered to be rendered and revenue earned over the initial lease term. The Company also may assess fees for missed or late payments, which are recognized as revenue in the billing period in which they are assessed if collectability is reasonably assured. Revenues from leases are reported net of sales taxes.

Other Revenue— Other revenue consists of revenue from merchant partnerships, and infrequent sales of property formerly on lease when customers terminate a lease and elect to return the property to the Company rather than the Company’s retail partners.

Stock-Based Compensation— The Company measures and records compensation expense related to stock-based awards based on the fair value of those awards as determined on the date of the grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock option awards. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. Forfeitures are accounted for as they are incurred.

The Company calculates the fair value of stock options granted to employees by using the following assumptions:

Expected Volatility—The Company estimates volatility for stock option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the stock option grant for a term that is approximately equal to the stock options’ expected term.

Expected Term—The expected term of the Company’s stock options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the stock options’ expected term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Income Taxes—The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that the Company would be able to realize deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits in the income tax expense line in the accompanying condensed consolidated statement of operations and comprehensive income. As of June 30, 2022 and December 31, 2021, no accrued interest or penalties are included on the related tax liability line in the condensed consolidated balance sheets.

Net Loss Per Share– The Company calculates basic and diluted net loss per share attributable to common stockholders using the two-class method required for companies with participating securities.

Under the two-class method, basic net income loss per share available to stockholders is calculated by dividing the net loss available to stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share available to stockholders is computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. In periods in which the Company reports a net loss available to stockholders, diluted net loss per share available to stockholders would be the same as basic net loss per share available to stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Fair Value Measurements- Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the condensed consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3—Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The Company’s financial instruments consist of accounts receivable (through December 31, 2021), accounts payable, accrued expenses, warrant liability, revolving line of credit, and long-term debt. Accounts receivable, accounts payable and accrued expenses are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The condensed consolidated financial statements also include fair value level 3 measurements of private common stock warrants. The Company uses a third-party valuation firm to determine the fair value of certain of the Company's financial instruments. Refer to Note 15 for discussion of fair value measurements.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at each balance sheet date. During the three and six months ended June 30, 2022 and 2021, the Company did not have any customers that accounted for 10% or more of total revenue. As of June 30, 2022 and December 31, 2021, the Company also did not have any customers that accounted for 10% or more of outstanding gross accounts receivable.

A significant portion of the Company’s transaction volume is with a limited number of merchants, including most significantly, Wayfair Inc.

Recently Adopted Accounting Pronouncements— In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. This ASU is effective for all entities beginning as of its date of effectiveness, March 12, 2020. This ASU did not have a material impact on our condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740, Income Taxes. The amendments also improve consistent application of and simplify U.S. GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and early adoption is permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective, or prospective basis. The Company adopted this standard on January 1, 2021, and the adoption did not have a material impact on the condensed consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), as amended (“ASU 2016-02”). Under ASU 2016-02, adoption requires the use of a modified retrospective transition method to measure leases at the beginning of the earliest period presented in the condensed consolidated financial statements. In July 2018, the FASB issued ASU 2018-11 Leases, allowing companies to apply a transition method for adoption of the new standard as of the adoption date, with recognition of any cumulative-effects as adjustments to the opening balance of retained earnings in the period of adoption. We have elected the transition method under ASU 2018-11 upon adoption of the new standard. The Company's lease-to-own agreements which comprise the majority of our annual revenue fall within the scope of ASU 2016-02 under lessor accounting. As a result, the Company recognizes revenue from customers when the revenue is earned and cash is collected. The Company no longer records accounts receivable arising from lease receivables due from customers incurred during the normal course of business for lease payments earned but not yet received from the customer or any corresponding allowance for doubtful accounts.

Under ASU 2016-02 lessees are required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and a right-of-use asset (“ROU”), which is an asset that represents the lessee’s right to control the use of an identified asset for the lease term, at the commencement date for all leases with a term greater than one year. As a lessee, the Company recognizes a ROU and lease liability for these operating lease contracts within the condensed consolidated balance sheet. In the first quarter of 2022, the Company recorded a $1,240 lease liability and a $1,139 ROU asset. The Company is also affected by the requirement under the new standard to determine whether impairment indicators exist for the ROU asset at the asset or asset group level. If impairment indicators exist, a recoverability test is performed to determine whether an impairment loss exists. In accordance with the transition guidance for the new standard the Company is required to determine if an impairment loss exists immediately prior to the date of adoption. The Company does not believe any impairment indicators exist as it relates to our operating leases. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) – Effective Dates for Certain Entities (“ASU 2020-05”), which defers the effective date of ASU 2016-02 for private entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company adopted the new standard on January 1, 2022, in accordance with adoption dates provided by the FASB applicable to us under our emerging growth company status.

Recent Accounting Pronouncements Not Yet Adopted — The Company has reviewed all other recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a material impact to its condensed consolidated financial statements.

3.MERGER

The Merger is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FinServ was treated as the “acquired” company for financial reporting purposes, see Note 1. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Legacy Katapult issuing stock for the net assets of FinServ, accompanied by a recapitalization.

Recapitalization
Cash - FinServ Trust	$251,059
Less: Redemptions	(64)
Cash - FinServ Operating	114
Cash - PIPE	150,000
Less: Consideration paid to selling shareholders	(329,560)
Less: Transaction costs	(33,534)
Net contributions from Merger and PIPE	38,015
Less: Warrant liability	(44,272)
Total	$(6,257)

Merger Warrants

Warrants to purchase shares of the Company’s stock deemed acquired as part of the Merger and outstanding during the three and six months ended June 30, 2022 consisted of the following:

June 30, 2022
Public warrants	12,500,000
Private warrants	332,500
Total	12,832,500

Earn out Shares

At the closing of the Merger, the Company issued 7,500,000 earn out shares to Legacy Katapult stockholders subject to an earn out period and vesting conditions. The earn out period concludes on the sixth anniversary of the Merger (June 9, 2027). One-half of the earn out shares will vest if the closing price of Katapult common shares are greater than or equal to $12.00 over any 20 trading days within any 30 consecutive trading day period and one-half will vest if the closing price of the Katapult common shares is greater than or equal to $14.00 over any 20 trading days within any 30 consecutive trading day period, in each case, during the earn out period. The earn out shares are classified as equity.
4.PROPERTY HELD FOR LEASE, NET
Property held for lease, net consists of the following:

	June 30,	December 31,
	2022	2021
Property held for lease	$231,991	$220,259
Less: accumulated depreciation	(186,056)	(158,507)
Property held for lease, net	$45,935	$61,752
Total depreciation expense related to property held for lease, net for the three months ended June 30, 2022 and 2021, was $29,512 and $37,027, respectively. Total depreciation expense related to property held for lease, net for the six months ended June 30, 2022 and 2021, was $62,130 and $73,041, respectively.

Net book value of property buyouts for the three months ended June 30, 2022 and 2021, was $9,020 and $12,250, respectively. Net book value of property buyouts for the six months ended June 30, 2022 and 2021, was $19,040 and $22,836, respectively.
Total impairment charges related to property held for lease, net for the three months ended June 30, 2022 and 2021, was $4,266 and $3,921, respectively. Total impairment charges related to property held for lease, net for the six months ended June 30, 2022 and 2021, was $7,490 and $7,721, respectively.
Depreciation expense, net book value of property buyouts and impairment charges are included within cost of revenue in the condensed consolidated statement of operations and comprehensive (loss) income.
All property held for lease, net is on-lease as of June 30, 2022 and December 31, 2021.
5.PROPERTY AND EQUIPMENT, NET
Property and equipment, net consists of the following:

	June 30,	December 31,
	2022	2021
Computer, office and other equipment	$798	$659
Computer software	80	80
Furniture and fixtures	100	100
Leasehold improvements	252	238
	1,230	1,077
Less: accumulated depreciation	(594)	(501)
Property and equipment, net	$636	$576
Total depreciation expense related to property and equipment, net was $48 and $33 for the three months ended June 30, 2022 and 2021, respectively. Total depreciation expense related to property and equipment, net was $93 and $63 for the six months ended June 30, 2022 and 2021, respectively.
6.CAPITALIZED SOFTWARE AND INTANGIBLE ASSETS, NET
Capitalized software and intangible assets, net consists of the following:

	June 30,	December 31,
	2022	2021
Capitalized software	$2,099	$1,254
Domain name	16	16
	2,115	1,270
Less: accumulated amortization	(428)	(214)
Capitalized software and intangible assets, net	$1,687	$1,056
Total amortization expense for capitalized software and intangible assets was $139 and $38 for the three months ended June 30, 2022 and 2021, respectively.
Total amortization expense for capitalized software and intangible assets was $214 and $56 for the six months ended June 30, 2022 and 2021, respectively.

The following table summarizes estimated future amortization expense of capitalized software and intangible assets, net for the years ending December 31:

2022 (remaining 6 months)	$339
2023	531
2024	426
2025	66
$1,362
As of June 30, 2022, $309 of capitalized software was not yet placed in service.
7.ACCRUED LIABILITIES
Accrued liabilities consists of the following:

	June 30,	December 31,
	2022	2021
Bonus accrual	$1,178	$1,807
Sales tax payable	5,841	5,445
Unfunded lease payable	1,935	2,697
Interest payable	62	91
Other accrued liabilities	1,898	1,919
Total liabilities	$10,914	$11,959
8.LINE OF CREDIT

On May 14, 2019, the Company entered into a Loan and Security Agreement (as amended the “credit agreement”) with respect to a revolving line of credit facility (the “RLOC”), with an initial commitment amount of $50,000, with the lenders having the right to increase to a maximum of $150,000 commitment over time. The RLOC is subject to certain covenants and originally had an 85% advance rate on eligible accounts receivable, which was increased to 90% during March 2020. As of June 30, 2022, total borrowings outstanding on the RLOC were $55,722 less issuance costs of $539, netting to a total of $55,183. As of December 31, 2021, the total outstanding on the RLOC was $61,958 less issuance costs of $720, netting a total of $61,238. The issuance costs are amortized over the life of the facility and included in interest expense and other fees. The annual interest rate on the principal was LIBOR plus 11% per annum through July 2020. Beginning in August 2020, the interest rate stepped down to LIBOR plus 7.5% per annum. There is a 2% floor on LIBOR. On September 28, 2020, the lender exercised their right to increase the maximum commitment to a total of $125,000. On December 4, 2020, the Company entered into the ninth amendment to the credit agreement. This amendment provided the lenders with the right to increase the revolving commitment amount from $125,000 to $250,000. This right has not yet been exercised by the lender as of August 9, 2022, the date these condensed consolidated financial statements were issued.

This facility is also subject to certain customary representations, affirmative covenants, which consist of maintaining lease performance metrics, financial ratios related to operating results, and lease delinquency ratios, along with customary negative covenants. The outstanding borrowings under the credit facilities, including unpaid principal and interest, is due on December 4, 2023, unless there is an earlier event of default such as bankruptcy, default on interest payments, or a change of control (excluding an acquisition by a special purpose acquisition company (“SPAC”), at which point the facility may become due earlier).

The credit agreement also requires the Company to maintain the financial covenants with respect to minimum trailing twelve month (“TTM”) Adjusted EBITDA (as defined in the credit agreement), minimum tangible net worth, minimum liquidity of $50,000 of cash and cash equivalents on hand and compliance with the Total Advance Rate (as defined in the credit agreement).

During the year ended December 31, 2021, the credit agreement was amended to, among other things: (1) amend the TTM Adjusted EBITDA financial covenant (2) increase the minimum liquidity covenant to $50,000; (3) amend the definition of “Liquidity” to include Cash Equivalents (as defined in the credit agreement): and (4) amend the Total Advance Rate (as defined in the credit agreement) financial covenant. No modifications were made to applicable funding costs or the maturity date of the credit agreement.

On March 14, 2022, the Company entered into the thirteenth amendment to the credit agreement to amend the number of times the Company can cure a default with respect to compliance with the Total Advance Rate covenant from two to five. As of the date of this report, the Company has exercised its right to cure such a default three times.

On May 9, 2022, the Company entered into the fourteenth amendment to the credit agreement, which amended the credit agreement as follows:

The maximum Total Advance Rate was amended as follows: (i) from the period on May 9, 2022 to and including May 9, 2023, the maximum Total Advance Rate is 130% and (ii) at all times thereafter, it is 120%. In addition, the limitation on the number of times the Company can cure a breach of our Total Advance Rate covenant by depositing funds into a reserve bank account was eliminated. The Total Advance Rate calculation was also changed to reduce the amount of our loans used in the calculation by the amount of the Company’s unrestricted cash and cash equivalents if the Company has unrestricted cash of at least $50,000 and to provide no reduction in the amounts of the Company’s loans for purpose of the calculation if the amount of the Company’s unrestricted cash and cash equivalents is less than $50,000. Previously, the amount of the Company’s loans used in the calculation of Total Advance Rate was reduced by $20,000 without regard to the amount of unrestricted cash and cash equivalents.

The minimum Tangible Net Worth (as defined in the credit agreement) covenant was increased to the sum of (i) $(25,000) (from $18,500) plus (ii) the greater of (A) zero dollars and (B) fifty percent of all aggregate Parent Consolidated Net Income (as defined in the credit agreement) since April 30, 2019 (as determined in accordance with GAAP).

The minimum liquidity (as defined in the credit agreement) requirement was reduced from $50,000 to $15,000.

The minimum trailing twelve month adjusted EBITDA “TTM Adjusted EBITDA” (as defined in the credit agreement) requirement was amended as follows: (i) during the period on and after October 1, 2021 and until (and including) June 30, 2023, the Company’s minimum TTM Adjusted EBITDA must be not less than ($25,000) (from $(15,000)), (ii) during the period on and after July 1, 2023 and until (and including) September 30, 2023, the minimum TTM Adjusted EBITDA must not be less than $(15,000), and (iii) at all times thereafter, $0.

The interest rate for paid-in-kind (“PIK”) interest on the term loan (as defined in the credit agreement) was increased from 3% to (A) if Liquidity is greater than $50,000, to 4.5% and (B) if Liquidity is less than $50,000, to 6%.

As of June 30, 2022 and December 31, 2021, the Company was in compliance with the covenants set forth in the above credit agreement.
9.LONG-TERM DEBT

Pursuant to the ninth amendment to the credit agreement, the lenders also provided the Company with a senior secured term loan facility (“term loan facility”) commitment of up to $50,000. The Company drew down the full $50,000 of the term loan facility on December 4, 2020. The term loan facility bears interest at one-month LIBOR plus 8% per annum, (with a 1% floor on the LIBOR Rate). The interest rate for PIK interest on the term loan (as defined in the credit agreement) is (A) if Liquidity is greater than $50,000, 4.5% or (B) if Liquidity is less than $50,000, 6%. The term loan maturity date is December 4, 2023. The term loan facility is subject to the same representations, affirmative and negative covenants and financial covenants.

A reconciliation of the outstanding principal to the carrying amount of long term debt is as follows:

	June 30,	December 31,
	2022	2021
Outstanding principal	$50,000	$50,000
PIK	2,449	1,664
Debt discount	(9,988)	(11,003)
Total carrying amount	$42,461	$40,661
Total amortization expense related to the term loan facility discount was $479 and $692 for the three months ended June 30, 2022 and 2021, respectively. Total amortization expense related to the term loan facility was $1,015 and $1,390 for the six months ended June 30, 2022 and 2021, respectively. Amortization of debt issuance costs is shown within interest expense and other fees on the condensed consolidated statements of operations and comprehensive (loss) income.

10.STOCK-BASED COMPENSATION
The Company has two stock incentive plans, the Cognical Holdings, Inc. 2014 Stock Incentive Plan, (the “2014 Plan”) and the Katapult Holdings, Inc. 2021 Stock Incentive Plan, (the “2021 Plan”).

2014 Plan

In accordance with the 2014 Plan, the board of directors of Legacy Katapult could grant equity awards to officers, employees, directors and consultants for common stock. There were no stock options or other equity awards granted to non-employees during 2022 and 2021. The 2014 Plan has specific vesting for each stock option grant allowing vesting of the options over one to four years. Upon consummation of the Merger, no additional equity awards are being granted under the 2014 Plan. No awards have been granted under the 2014 Plan since October 2020.

Stock Options

A summary of the status of the stock options under the 2014 Plan as of June 30, 2022, and changes during the six months then ended is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance - December 31, 2021	8,371,097	$0.29	7.33	$25,773
Granted	—	—
Exercised	(275,435)	0.22
Forfeited	—	—
Balance - June 30, 2022	8,095,662	0.30	6.83	$6,377
Exercisable - June 30, 2022	8,083,925	0.29	6.83	$6,377
Unvested - June 30, 2022	11,737	3.50	8.29	$—
There were no options granted under the 2014 Plan during the six months ended June 30, 2022 and 2021. The total intrinsic value of stock options exercised during the six months ended June 30, 2022 and 2021 was $241 and $14,933, respectively.
As of June 30, 2022, total compensation cost not yet recognized related to unvested stock options was $24, which is expected to be recognized over a period of 1.96 years.
2021 Plan

On June 9, 2021, the 2021 Plan, which was previously approved by the FinServ board of directors and FinServ stockholders in connection with the Merger, became effective.

In accordance with the 2021 Plan, directors may issue equity awards, including restricted stock awards, restricted stock unit awards and stock options to officers, employees, directors and consultants to purchase common stock. The awards granted are subject to service-based and/or performance-based vesting conditions.

Stock Options

A summary of the status of the stock options under the 2021 Plan as of June 30, 2022, and changes during the six months then ended is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance - December 31, 2021	346,603	$10.45	9.50	$—
Granted - service conditions	—	—
Granted - performance conditions	—	—
Exercised	—	—
Forfeited	—	—
Balance - June 30, 2022	346,603	10.45	9.00	$—
Exercisable - June 30, 2022	137,197	10.45	9.00	$—
Unvested - June 30, 2022	209,406	$10.45	9.00	$—
As of June 30, 2022, total compensation cost not yet recognized related to unvested stock options was $1,271, which is expected to be recognized over a period of 2.38 years.
No stock options were granted under the 2021 Plan during the three and six months ended June 30, 2022 and 2021.

Restricted Stock Units

Restricted stock units (“RSUs”) are equity awards granted to employees that entitle the holder to shares of common stock when the awards vest. RSUs are measured based on the fair value of the Company’s common stock on the date of grant.

A summary of the status of the RSUs under the 2021 Plan as of June 30, 2022, and changes during the six months then ended is presented below:

	Number of RSUs	Weighted Average Grant Date Fair Value
Outstanding - December 31, 2021	2,115,162	$6.10
Granted	5,450,749	1.84
Vested	(623,258)	6.29
Forfeited	(101,016)	5.48
Outstanding - June 30, 2022	6,841,637	$2.70

Stock-Based Compensation Expense— Stock-based compensation expense was $1,857 and $9,686 for the three months ended June 30, 2022 and 2021, respectively. Stock-based compensation expense was $2,946 and $9,766 for the six months ended June 30, 2022 and 2021, respectively. Stock-based compensation expense is included in compensation costs.
On August 26, 2020, the Company granted a total of 19,000,000 restricted shares of the Company’s common stock to certain employees (the “Award Shares”). The Award Shares vest only upon a Liquidation Event, which is defined as any liquidation, dissolution, or winding up of the Company, including a consolidation, stock exchange, or merger with another Company. The number of Award Shares that will be forfeited or will vest will depend upon the achieved liquidation price per common share. Vesting of the Award Shares is contingent upon the recipient’s continuous employment with the Company through a Liquidation Event. The Liquidation Event represented a performance condition that was satisfied as a result of the Merger discussed in Note 3. The Award Shares had a grant date fair value of $3.28 per share which resulted in the recognition of $9,348 of stock-based compensation expense during the three and six months ended June 30, 2021. Based on the liquidation price per common share, 15% of the total Award Shares vested as a result of the Merger.
11.INCOME TAXES

For the three months ended June 30, 2022 and 2021, the Company recorded an income tax provision and benefit of $65 and $1,828, respectively.

For the six months ended June 30, 2022 and 2021, the Company recorded an income tax provision and benefit of $100 and $3, respectively.
As of December 31, 2021, the Company had U.S. federal net operating loss carryforward of $119,200 that begin to expire in 2032 and includes $83,500 that have an unlimited carryforward period. As of December 31, 2021, the Company has U.S. state and local net operating loss carryforwards of $71,900 that begin to expire in 2023.
In evaluating its ability to realize its net deferred tax assets, the Company considered all available positive and negative evidence, such as past operating results, forecasted earnings, prudent and feasible tax planning strategies, and the future realization of the tax benefits of existing temporary differences. The Company remains in a cumulative pre-tax loss position for the 36 months ended June 30, 2022, and determined that it is more likely than not that its net deferred tax assets will not be realized. The Company continues to maintain a full valuation allowance as of June 30, 2022 and December 31, 2021. It is possible that the Company will achieve profitability to enable the release of some or all of its valuation allowance.
12.NET (LOSS) INCOME PER SHARE
The following table sets forth the computation of net (loss) income per common share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss per share
Numerator
Net loss	$(9,733)	$(8,103)	$(15,291)	$(13)

Denominator
Denominator for basic net loss per weighted average common shares	97,944,724	46,989,376	98,036,263	39,274,794

Net (loss) income per common share
Basic	$(0.10)	$(0.17)	$(0.16)	$—
Diluted	$(0.10)	$(0.17)	$(0.16)	$—

The Company’s potentially dilutive securities, which include unvested RSU’s, stock options to purchase common stock and warrants to purchase common stock, have been excluded from the computation of diluted net loss per share for certain periods, as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same in the periods of a net loss. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Public warrants	12,500,000	12,500,000	12,500,000	12,500,000
Private warrants	332,500	332,500	332,500	332,500
Stock options	8,442,265	9,140,107	8,442,265	9,140,107
Unvested restricted stock units	6,841,637	—	6,841,637	—
Total common stock equivalents	28,116,402	21,972,607	28,116,402	21,972,607
Unvested restricted stock units that were outstanding during the three and six months ended June 30, 2021 were not included in the computation of diluted EPS because the performance obligation related to these restricted stock units had not occurred as of the reporting date.

13.COMMITMENTS AND CONTINGENCIES
Litigation risk— From time to time, the Company may become involved in various legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate liability, if any, from these actions will not have a material effect on its financial condition or results of operations. The Company is not currently aware of any indemnification or other claims, except as discussed below and has not accrued any liabilities related to such obligations in the condensed consolidated financial statements as of June 30, 2022 and December 31, 2021.

Except as set forth below, the Company and its subsidiaries are not a party to, and their properties are not the subject of, any material pending legal proceedings.

DCA Litigation

On April 9, 2021, Daiwa Corporate Advisory LLC (formerly known as DCS Advisory LLC) (“DCA”), a financial advisory firm, served Katapult Group, Inc. with a summons and complaint filed in the Supreme Court of the State of New York, New York County. The complaint relates to a March 22, 2018 letter agreement (the “Letter Agreement”) entered into by DCA and Legacy Katapult. Among other things, DCA alleges that the Letter Agreement confers upon DCA (i) a right to act as the “exclusive financial advisor” with respect to certain transactions defined in the Letter Agreement, (ii) a right to a “Placement Fee” and/or “mutually-agreed upon fees” in connection with such advisory roles, and (iii) a right to a $100 termination fee payable in certain circumstances by Katapult Group, Inc. in the event that Katapult Group, Inc. terminated the Letter Agreement. For its first cause of action, DCA alleges that Katapult Group, Inc. “breached the Letter Agreement by failing and/or refusing to extend to DCA the opportunity to exercise its right of first refusal in connection with” certain transactions and the PIPE Investment. DCA seeks “damages in an amount to be determined at trial” with respect to this first cause of action. For its second cause of action, DCA alleges that, assuming Katapult Group, Inc. properly terminated the Letter Agreement in April 2019 (which DCA disputes), Katapult Group, Inc. “also breached the Letter Agreement by failing to pay DCA a termination fee when it terminated the Letter Agreement.” DCA seeks “damages in an amount to be determined at trial, but no less than $100,” with respect to this second cause of action. With respect to both causes of action, DCA also seeks attorneys’ fees and costs pursuant to the Letter Agreement, an award of pre- and post-judgment interest, and such other and further relief as the Court deems just and proper.”

On May 24, 2021, Katapult Group, Inc. filed its answer to the complaint and also asserted counterclaims against DCA for breach of contract and for breach of the duty of good faith and fair dealing. In connection with its counterclaims, Katapult Group, Inc. is seeking damages in the amount of approximately $10,600, as well as attorneys’ fees and costs. Katapult Group, Inc. disputes the allegations in DCA’s complaint and intends to vigorously defend against the claims.

On July 29, 2021, the court entered a Preliminary Conference Order, which was subsequently amended to provide that any motions for summary judgment must be filed by August 22, 2022.

The Company has not recorded any loss or gain contingencies associated with this matter as it is not probable or estimable at June 30, 2022.

Shareholder Litigation

On August 27, 2021, a putative class action lawsuit was filed in the U.S. District Court for the Southern District of New York against Katapult Holdings, Inc., two officers of FinServ, one of whom is a current Company director, and two officers of Legacy Katapult, both of whom are current Company officers. The lawsuit is captioned McIntosh v. Katapult Holdings, Inc., et al. On May 26, 2022, the Court appointed a lead plaintiff, who, on July 29, 2022, filed an amended complaint in the action. The amended complaint asserts violations of Sections 10(b), 14(a), and 20(a) of the Securities Exchange Act of 1934, and seeks an unspecified amount of damages on behalf of persons and entities that (a) beneficially owned and/or held FinServ common stock as of the close of business on May 11, 2021 and were eligible to vote at FinServ’s June 7, 2021 special meeting (the “FinServ Putative Class”); or (b) purchased or otherwise acquired Katapult securities between June 15, 2021 and August 9, 2021, inclusive (the “Katapult Putative Class”). The amended complaint alleges that certain defendants misled the FinServ Putative Class by failing to disclose that prime lenders could and would reach down the credit waterfall and take Katapult’s customers. The amended complaint further alleges that certain defendants misled the Katapult Putative Class by providing materially false and misleading financial guidance. The Company and the other defendants currently have until September 23, 2022 to respond to the amended complaint. The Company and the other defendants intend to vigorously defend against the claims in this action.

The Company has not recorded any loss or gain contingencies associated with this matter as it is not probable or reasonably estimable at June 30, 2022.

14.LEASES
Lessor Information— Refer to Note 2 to these condensed consolidated financial statements for further information about the Company’s revenue generating activities as a lessor. All of the Company’s customer agreements are considered operating leases.
Lessee Information— The Company determines if a contract contains a lease at inception. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date of the lease based on the present value of lease payments over the lease term. The Company uses the incremental borrowing rate to determine the present value of lease payments, as the implicit rate is not readily determinable. The ROU asset also includes any lease payments made. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
The Company leases office space in Plano, TX and New York, NY under operating leases with a non-cancelable lease term which end in August 2023 and June 2025, respectively. Lease expenses are included in general and administrative expenses on the condensed consolidated statement of operations and comprehensive (loss) income. The following is a schedule of future minimum lease payments required under the non-cancelable leases as of June 30, 2022 reconciled to the present value of operating lease liabilities:

Years Ending December 31,
2022 (remaining 6 months)	$257
2023	456
2024	334
2025	170
Total future minimum lease payments	$1,217
Less: Interest	(178)
Total present value of lease liabilities	$1,039
Lease Liabilities— Lease liabilities as of June 30, 2022, consist of the following:

Current portion of lease liabilities	$439
Long-term lease liabilities, net of current portion	600
Total lease liabilities	$1,039
Rent expense for operating leases for the three months ended June 30, 2022 and 2021 were $131 and $141, respectively. Rent expense for operating leases for the six months ended June 30, 2022 and 2021 were $267 and $290, respectively. As of June 30, 2022, the Company had a weighted average remaining lease term of 2.6 years and a weighted average discount rate of 9.25%.
15.FAIR VALUE MEASUREMENTS
The Company’s financial instruments consist of its warrant liability, RLOC, and term loan facility.
The estimated fair value of the Company’s revolving line of credit, and long term debt (term loan facility) were as follows:

	June 30, 2022			December 31, 2021
	Principal amount	Carrying amount	Fair value	Principal amount	Carrying amount	Fair value
Revolving line of credit	$55,722	$55,183	$57,173	$61,958	$61,238	$70,688
Long term debt	52,449	42,461	53,161	51,664	40,661	58,143
	$108,171	$97,644	$110,334	$113,622	$101,899	$128,831
The estimated fair values of the Company’s RLOC, and long term debt were determined using Level 2 inputs based on an estimated credit rating for the Company and the trading value of debt for similar debt instruments with similar credit ratings.

There were no assets measured at fair value on a recurring basis as of June 30, 2022 or December 31, 2021. Liabilities measured at fair value on a recurring basis were as follows:

	June 30, 2022
	Fair Value Measurement Using
Liabilities:	Total	Level 1	Level 2	Level 3
Warrant liability - Public & Private Warrants	$1,929	$1,875	$—	$54
Total	$1,929	$1,875	$—	$54

	December 31, 2021
	Fair Value Measurement Using
Liabilities:	Total	Level 1	Level 2	Level 3
Warrant liability - Public & Private Warrants	$7,341	$7,125	$—	$216
Total	$7,341	7,125	—	$216

During the three and six months ended June 30, 2022 and 2021, there were no transfers between Level 1 and Level 2, nor into or out of Level 3.

The following table summarizes the activity for the Company’s Level 3 liabilities measured at fair value on a recurring basis:

Warrant Liability
Balance at December 31, 2021	$7,341
Changes in fair value	(5,412)
Balance at June 30, 2022	$1,929

	Term Loan Warrant	Warrant Liability
Balance at December 31, 2020	$12,744	$—
Exercise	(13,102)	—
Assumed from Merger	—	44,272
Changes in fair value	358	(3,169)
Balance at June 30, 2021	$—	$41,103

16.SUBSEQUENT EVENTS
The Company evaluated subsequent events from June 30, 2022, the date of these condensed consolidated financial statements, through August 9, 2022, which represents the date the condensed consolidated financial statements were issued, for events requiring adjustment to or disclosure in these condensed consolidated financial statements. Except as discussed below, there are no events that require adjustment to or disclosure in these condensed consolidated financial statements.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company”, or “Katapult” refer to Katapult Holdings, Inc and its subsidiaries.

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in Part II, Item 1A, “Risk Factors,” and “Special Note Regarding Forward-Looking Statements” included elsewhere in this Quarterly Report. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes included on our Annual Report on Form 10-K filed with the SEC on March 15, 2022. Due to our adoption of ASC 842, effective January 1, 2022, using the transition method, we have not restated the financial statements as of and for the three and six months ended June 30, 2021 and therefore these financial statements are not comparable to the financial statements for the three months and six months ended June 30, 2022. See “ASC 842 Adoption and Comparability” below for more information. All dollar amounts are in thousands, unless otherwise specified.

Overview

We are an e-commerce focused financial technology company offering e-commerce point-of-sale (“POS”) lease-purchase options for non-prime U.S. consumers. Our fully-digital, next-generation technology platform provides non-prime consumers with a flexible lease purchase option to enable them to obtain durable goods from our network of e-commerce merchants.

Key factors and trends impacting our business are as follows:

•Macroeconomic factors — Since the fourth quarter of 2021 and during the six months ended June 30, 2022, our business has been impacted by a number of macroeconomic factors, including record levels of inflation combined with continued supply chain issues (including availability of raw materials from Russia and Ukraine). These factors have led to declining consumer confidence and spending, which has led to our key merchant partners’ experiencing lower sales volume than in 2021 and negatively impacted our gross origination volume and revenue during the period. We also expect these factors will impact customer’s ability to make lease payments. In response to these trends and a deterioration in overall payment ability of our customers, we began tightening our underwriting in fourth quarter 2021 and into 2022, which has led to fewer approvals and negatively impacted our gross origination volume and revenue.

•COVID-19 — The COVID-19 pandemic has impacted, and may continue to impact, our business, results of operations and financial condition. We initially experienced positive performance during the onset of the pandemic due to increased customer spending, in particular ecommerce spending. These trends continued during the first half of 2021 when consumers were bolstered by two stimulus payments, one in January and the other in March, which drove consumer spending and consequently our gross originations volume. These stimulus payments also changed historic 90-day buyout and delinquency patterns throughout the six months ended June 30, 2021. More recently, we have seen these pandemic-related trends subside, with buyout and delinquency patterns normalizing to pre-pandemic levels during the six months ended June 30, 2022. In addition, impairment charges returned to pre-pandemic levels during the period.

•We anticipate that the challenging macroeconomic environment will continue in 2022 and management continues to monitor both potential positive and negative business trends relating to COVID-19, including as a result of the emergence of new variants, as the broader macroeconomic environment.

•In addition, based on historical trends, we believe that if prime lenders that had previously expanded their underwriting due to record low delinquencies in early 2021, tighten their underwriting, this could result in potential additional volume and higher credit customers for us.

Segment Information

We conduct our business within one business segment, which is defined as providing lease payment options to consumers for the purchase of durable goods from e-commerce partners. Our operations are aggregated into a single reportable operating segment based upon similar economic and operating characteristics as well as similar markets.

ASC 842 Adoption and Comparability

We were required to adopt ASC 842 relating to lessor accounting effective January 1, 2022. Our lease-to-own agreements, which comprise the majority of our revenue, fall within the scope of ASC 842 under lessor accounting and as a result of the adoption, we are recognizing revenue from customers when revenue is earned and cash is collected instead of on an accrual basis, which we had done historically, including for the three and six months ended June 30, 2021. We adopted ASC 842 using the transition approach, which permits us to not apply ASC 842 for comparative periods in the year of adoption. As a result, we have not restated the financial statements for 2021 or prior periods to conform to ASC 842 and therefore the financial statements as of and for the three and six months ended June 30, 2021 are not comparable to the financial statements as of and for the three and six months ended June 30, 2022. In particular, the financial statements for the three and six months ended June 30, 2022 do not include (i) rental revenue arising from lease payments earned but not yet collected and any corresponding net bad debt expense in the condensed consolidated statement of operations and comprehensive (loss) income and (ii) accounts receivable arising from lease receivables and any corresponding allowance for doubtful accounts on its condensed consolidated balance sheet. These items are recorded and shown in our condensed consolidated financial statements for the three and six months ended June 30, 2021. If ASC 842 was effective for the three and six months ended June 30, 2021, total revenues would have been $69,472 and $147,030, respectively and (loss) income before income taxes would have been $(9,902) and $1,823, respectively.

Key Performance Metrics

We regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions, which may also be useful to an investor.

Gross Originations

We measure gross originations to assess the growth trajectory and overall size of our lease portfolio. There is a direct correlation between gross origination growth and revenue growth. We define gross originations as the retail price of the merchandise associated with lease-purchase agreements entered into during the period through our platform. Gross originations do not represent revenue earned. However, we believe this is a useful operating metric for investors to use in assessing the volume of transactions that take place on our platform.

The following tables present gross originations for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Change
	2022	2021	$	%
Gross Originations	$46,359	$64,388	$(18,029)	(28.0)%

Wayfair represented 62% of gross origination during both the three months ended June 30, 2022 and 2021.

	Six Months Ended June 30,		Change
	2022	2021	$	%
Gross Originations	$93,036	$128,151	$(35,115)	(27.4)%

Wayfair represented 60% and 62% of gross originations during the six months ended June 30, 2022 and 2021, respectively.

Total Revenue
Total revenue represents the sum of rental revenue and other revenue. We adopted ASC 842 in the first quarter of 2022 and as a result we record revenue when earned and cash is collected. The following table presents total revenue for the three and six months ended June 30, 2022 and 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Total revenue	$53,039	$77,469	$112,917	$158,104

If ASC 842 was effective for the three and six months ended June 30, 2021, total revenue would have been $69,472 and $147,030, respectively.

Gross Profit

Gross profit represents total revenue less cost of revenue, and is a measure presented in accordance with U.S. GAAP. We also use adjusted gross profit as a key performance indicator to provide an understanding of one aspect of our performance specifically attributable to total revenue and the variable costs associated with total revenue.

Adjusted Gross Profit

Adjusted gross profit represents gross profit less variable operating expenses, which are servicing costs, underwriting fees, and bad debt expense. We believe that adjusted gross profit provides a meaningful understanding of one aspect of our performance specifically attributable to total revenue and the variable costs associated with total revenue. See “—Non-GAAP Financial Measures” section below for a reconciliation of adjusted gross profit, which is a non-GAAP measure utilized by management, to gross profit.

Components of Results of Operations

Revenue

Revenue consists of rental revenue and other revenue. Rental revenue consists of revenue earned from property held for lease and agreed-upon charges related to lease-purchase agreements. Other revenue consists of sub-lease revenue, revenue from merchant partnerships, and infrequent sales of property formerly on lease when customers terminate a lease and elect to return the property to us rather than to our merchant partners.

Cost of Revenue

Cost of revenue consists primarily of depreciation expense related to property held for lease, impairment of property held for lease, net book value of property buyouts, payment processing fees, and other costs associated with offering lease-purchase transactions to customers.

Operating Expenses

Operating expenses consist of servicing costs, underwriting fees, professional and consulting fees, technology and data analytics expense, bad debt expense, compensation costs and general and administrative expense. Servicing costs primarily consist of permanent and temporary call center support. Underwriting fees primarily consist of data costs related to inputs from customer underwriting models. Professional and consulting fees primarily consist of corporate legal and accounting costs. Technology and data analytics expense primarily consist of salaries and benefits for computer programming and data analytics employees that support our underlying technology and proprietary risk model algorithms. Bad debt expense primarily consists of provisions for uncollectible accounts receivable, net of recoveries. Compensation costs consist primarily of payroll and related costs and stock-based compensation. General and administrative expense consists primarily of occupancy costs, travel and entertainment, and other general overhead costs, including depreciation and amortization related to office equipment and software.
Results of Operations

Comparison of the three months ended June 30, 2022 and 2021
The following tables are references for the discussion that follows.

	Three Months Ended June 30,		Change
	2022	2021	$	%
Revenue
Rental revenue	$53,020	$77,237	$(24,217)	(31.4)%
Other revenue	19	232	(213)	(91.8)%
Total revenue	53,039	77,469	(24,430)	(31.5)%
Cost of revenue	44,849	55,922	(11,073)	(19.8)%
Gross profit	8,190	21,547	(13,357)	(62.0)%
Operating expenses:
Servicing costs	1,131	1,072	59	5.5%
Underwriting fees	423	477	(54)	(11.3)%
Professional and consulting fees	2,259	1,324	935	70.6%
Technology and data analytics	2,455	2,344	111	4.7%
Bad debt expense	—	8,026	(8,026)	(100.0)%
Compensation costs	6,470	14,755	(8,285)	(56.2)%
General and administrative	3,649	2,503	1,146	45.8%
Total operating expenses	16,387	30,501	(14,114)	(46.3)%
Loss from operations	(8,197)	(8,954)	757	(8.5)%
Interest expense and other fees	(3,794)	(4,146)	352	(8.5)%
Change in fair value of warrant liability	2,323	3,169	(846)	(26.7)%
Loss before income taxes	(9,668)	(9,931)	263	(2.6)%
(Provision) benefit for income taxes	(65)	1,828	(1,893)	(103.6)%
Net loss	$(9,733)	$(8,103)	$(1,630)	20.1%

Total Revenue

Total revenue decreased by $24,430, or 31.5%, to $53,039 for the three months ended June 30, 2022, from $77,469 for the same period in 2021. If ASC 842 were in effect for the three months ended June 30, 2021, total revenue would have decreased by $16,433 or 23.7%. The decrease in total revenue was directly attributable to a 28.0% decrease in gross originations when compared to the prior period. The decrease in originations was primarily due to the impact of challenging macroeconomic environment combined with targeted tightened underwriting.

Cost of revenue

Cost of revenue decreased by $11,073, or 19.8%, to $44,849 for the three months ended June 30, 2022, from $55,922 for the same period in 2021. This decrease was primarily driven by various merchant promotions combined with the decrease in rental revenue and originations over this period.

Gross profit
Gross profit decreased by $13,357, or 62.0%, to $8,190 for the three months ended June 30, 2022, from $21,547 for the same period in 2021. The decrease in gross profit was primarily due to the aforementioned decline in origination volume, lower lease margins and the impact of the adoption of ASC 842. Gross profit as a percentage of total revenue decreased to 15.4% for the three months ended June 30, 2022 compared to 27.8% for the same period in 2021. This decrease is related to lower lease margins driven by the normalization of customer payment performance as compared to the 2021 period and various promotions for merchant partners.

Operating Expenses

Servicing Costs

Servicing costs remained relatively flat at $1,131 for the three months ended June 30, 2022, compared to $1,072 for the same period in 2021.

Underwriting fees

Underwriting fees remained relatively flat at $423 for the three months ended June 30, 2022, compared to $477 for the same period in 2021.

Professional and consulting fees

Professional and consulting fees increased by $935, or 70.6%, to $2,259 for the three months ended June 30, 2022, from $1,324 for the same period in 2021. This increase was primarily driven by an increase in accounting and legal fees associated with being a public company coupled with with recruiting costs associated with an increase in headcount.

Technology and data analytics

Technology and data analytics expense increased by $111, or 4.7%, to $2,455 for the three months ended June 30, 2022, from $2,344 for the same period in 2021. This was primarily due to an increased portion of software development activities qualifying for capitalization during the three months ended June 30, 2022 when compared to the the same period in 2021.

Bad debt expense

As a result of adopting ASC 842, we no longer record bad debt expense and therefore for the three months ended June 30, 2022, no bad debt expense was recorded as compared to $8,026 for the same period in 2021. As discussed above in “ASC 842 Adoption and Comparability”, we adopted the transition method for ASC 842 and are not required to restate our 2021 or prior periods to reflect the changes related to ASC 842. Effective January 1, 2022, we recognize revenue from customers when the revenue is earned and cash is collected. In addition, we no longer record accounts receivable arising from lease receivables due from customers and any corresponding allowance for doubtful accounts on our condensed consolidated balance sheet. In the periods prior to 2022, we recognized revenue from customers on an accrual basis of accounting.

Compensation costs

Compensation costs decreased by $8,285 or 56.2% to $6,470 for the three months ended June 30, 2022, from $14,755 for the same period in 2021. This decrease is related to the prior year vesting of executive restricted stock awards of $9,348 as a result of the Merger and payment of transaction related employee bonuses in preparation of the Merger. Total stock-based compensation expense decreased $7,829 quarter-over-quarter.

General and administrative

General and administrative expense increased by $1,146, or 45.8%, to $3,649 for the three months ended June 30, 2022, from $2,503 for the same period in 2021. This increase is related to an increase in insurance related costs as a public company, increased marketing and advertising, and increased software related expense.

Interest expense and other fees

Interest expense and other fees decreased by $352, or 8.5%, to $3,794 for the three months ended June 30, 2022, from $4,146 for the same period in 2021. This was primarily due to a decrease in the outstanding RLOC balance.

Change in fair value of warrant liability

The change in fair value of warrant liability was $2,323 for the three months ended June 30, 2022, compared to $3,169 for the same period in 2021. The balance consists of changes in the fair value of our warrant liability, which has decreased due to the decline in the fair value of our public warrants and private warrants.

(Provision) benefit for income taxes

Provision from income taxes was $65 for the three months ended June 30, 2022, compared to a benefit of $1,828 for the same period in 2021. The provisions are primarily due to state income taxes on our estimated taxable income for the years ending December 31, 2022 and 2021. Taxable income is expected to be generated in certain states where accelerated federal tax depreciation is disallowed.

Comparison of the six months ended June 30, 2022 and 2021

The following tables are references for the discussion that follows.

	Six Months Ended June 30,		Change
	2022	2021	$	%
Revenue
Rental revenue	$112,851	$157,862	$(45,011)	(28.5)%
Other revenue	66	242	(176)	(72.7)%
Total revenue	112,917	158,104	(45,187)	(28.6)%
Cost of revenue	92,962	108,804	(15,842)	(14.6)%
Gross profit	19,955	49,300	(29,345)	(59.5)%
Operating expenses:
Servicing costs	2,337	2,210	127	5.7%
Underwriting fees	910	944	(34)	(3.6)%
Professional and consulting fees	5,547	2,858	2,689	94.1%
Technology and data analytics	4,864	3,893	971	24.9%
Bad debt expense	—	12,913	(12,913)	(100.0)%
Compensation costs	11,847	17,337	(5,490)	(31.7)%
General and administrative	7,459	3,686	3,773	102.4%
Total operating expenses	32,964	43,841	(10,877)	(24.8)%
(Loss) income from operations	(13,009)	5,459	(18,468)	(338.3)%
Interest expense and other fees	(7,594)	(8,286)	692	(8.4)%
Change in fair value of warrant liability	5,412	2,811	2,601	92.5%
Loss before income taxes	(15,191)	(16)	(15,175)	94843.8%
(Provision) benefit for income taxes	(100)	3	(103)	(3433.3)%
Net loss	$(15,291)	$(13)	$(15,278)	117523.1%

Total Revenue

Total revenue decreased by $45,187, or 28.6%, to $112,917 for the six months ended June 30, 2022, from $158,104 for the same period in 2021. If ASC 842 were in effect for the six months ended June 30, 2021, total revenue would have decreased by $34,113 or 23.2%. The decrease in total revenue was directly attributable to a $35,115 decrease in gross originations when compared to the prior year period. The decrease in originations was primarily due to the impact of a challenging macroeconomic environment combined with targeted tightened underwriting. Further contributing to the decrease was the aforementioned stimulus payments and unemployment benefits that occurred during the first half of 2021, which increased spending and gross origination volume.

Cost of revenue

Cost of revenue decreased $15,842, or 14.6%, to $92,962 for the six months ended June 30, 2022, from $108,804 for the same period in 2021. This decrease was primarily driven by various merchant promotions combined with the decrease in rental revenue and originations over this period.

Gross profit
Gross profit decreased by $29,345, or 59.5%, to $19,955 for the six months ended June 30, 2022, from $49,300 for the same period in 2021. The decrease in gross profit was primarily due to the aforementioned government stimulus payments and unemployment benefits in the first quarter of 2021, coupled with a decline in origination volume. Gross profit as a percentage of total revenue decreased to 17.7% for the six months ended June 30, 2022 compared to 31.2% for the same period in 2021, which was driven by the normalization of customer payment performance as compared to the 2021 period.

Operating Expenses
Servicing Costs

Servicing costs increased by $127, or 5.7%, to $2,337 for the six months ended June 30, 2022, from $2,210 for the same period in 2021. This was primarily due to the increase in overall call center headcount.

Underwriting fees

Underwriting fees remained relatively flat at $910 for the six months ended June 30, 2022, compared to $944 for the same period in 2021.

Professional and consulting fees

Professional and consulting fees increased by $2,689, or 94.1%, to $5,547 for the six months ended June 30, 2022, from $2,858 for the same period in 2021. This increase was primarily driven by an increase in accounting and legal fees associated with being a public company coupled with recruiting costs associated with an increase in headcount.

Technology and data analytics

Technology and data analytics expense increased by $971, or 24.9%, to $4,864 for the six months ended June 30, 2022, from $3,893 for the same period in 2021. This was primarily due to added employee headcount to continue the build-out of our technological infrastructure and continued improvement and management of our proprietary risk model algorithms.

Bad debt expense

As a result of adopting ASC 842, we no longer record bad debt expense and therefore for the six months ended June 30, 2022, no bad debt expense was recorded as compared to $12,913 for the same period in 2021. As discussed above in “ASC 842 Adoption and Comparability”, we adopted the transition method for ASC 842 and are not required to restate our 2021 or prior periods to reflect the changes related to ASC 842. Effective January 1, 2022, we recognize revenue from customers when the revenue is earned and cash is collected. In addition, we no longer record accounts receivable arising from lease receivables due from customers and any corresponding allowance for doubtful accounts on our condensed consolidated balance sheet. In the periods prior to 2022, we recognized revenue from customers on an accrual basis of accounting.

Compensation costs

Compensation costs decreased by $5,490 or 31.7% to $11,847 for the six months ended June 30, 2022, from $17,337 for the same period in 2021. This decrease is related to the prior year vesting of executive restricted stock awards of $9,348 as a result of the Merger and payment of transaction related employee bonuses in preparation of the Merger. Total stock-based compensation expense decreased $6,820 period-over-period.

General and administrative

General and administrative expense increased by $3,773, or 102.4%, to $7,459 for the six months ended June 30, 2022, from $3,686 for the same period in 2021. This increase is related to an increase in insurance related costs as a public company, increased marketing and advertising, and increased software related expense.

Interest expense and other fees

Interest expense and other fees decreased by $692, or 8.4%, to $7,594 for the six months ended June 30, 2022, from $8,286 for the same period in 2021. This was primarily due to a decrease in the RLOC balance.

Change in fair value of warrant liability

The change in fair value of warrant liability was $5,412 for the six months ended June 30, 2022, compared to $2,811 for the same period in 2021. The balance consists of changes in the fair value of our warrant liability, which has decreased due to the decline in the fair value of our public warrants and private warrants.

(Provision)/benefit for income taxes

Provision from income taxes was $100 for the six months ended June 30, 2022 and was a benefit of $3 for the same period in 2021. The provisions are primarily due to state income taxes on our estimated taxable income for the years ending December 31, 2022 and 2021. Taxable income is expected to be generated in certain states where accelerated federal tax depreciation is disallowed.

Non-GAAP Financial Measures

In addition to gross profit and net loss, which are measures presented in accordance with U.S. GAAP, we believe that adjusted gross profit, adjusted EBITDA and adjusted net (loss) income provide relevant and useful information which is widely used by analysts, investors, and competitors in our industry in assessing performance. Adjusted gross profit, adjusted EBITDA and adjusted net (loss) income are supplemental measures of our performance that are neither required by nor presented in accordance with U.S. GAAP. Adjusted gross profit, adjusted EBITDA and adjusted net (loss) income should not be considered as substitutes for U.S. GAAP metrics such as gross profit, operating income, net loss, or any other performance measures derived in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies.

Adjusted gross profit represents gross profit less variable operating expenses, which are servicing costs, underwriting fees and bad debt expense. We believe that adjusted gross profit provides a meaningful understanding of one aspect of our performance specifically attributable to total revenue and the variable costs associated with total revenue.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net loss before interest expense and other fees, change in fair value of warrant liability, (provision) benefit for income taxes, depreciation and amortization on property and equipment and capitalized software, impairment of leased assets, stock-based compensation expense, and transaction costs associated with the Merger.

Adjusted net (loss) income is a non-GAAP financial measure that is defined as net loss before change in fair value of warrant liability, stock-based compensation expense and transaction costs associated with the Merger.

Adjusted gross profit, adjusted EBITDA and adjusted net (loss) income are useful to an investor in evaluating our performance because these measures:

•Are widely used to measure a company’s operating performance;
•Are financial measurements that are used by rating agencies, lenders and other parties to evaluate our credit worthiness; and
•Are used by our management for various purposes, including as measures of performance and as a basis for strategic planning and forecasting.

The reconciliation of gross profit to adjusted gross profit for the three and six months ended June 30, 2022 and 2021 are as follows:

(in thousands)	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2022	2021	$	%	2022	2021	$	%
Total revenue	$53,039	$77,469	(24,430)	(31.5)%	$112,917	$158,104	(45,187)	(28.6)%
Cost of revenue	44,849	55,922	(11,073)	(19.8)%	92,962	108,804	(15,842)	(14.6)%
Gross profit	8,190	21,547	(13,357)	(62.0)%	19,955	49,300	(29,345)	(59.5)%
Less:
Servicing costs	1,131	1,072	59	5.5%	2,337	2,210	127	5.7%
Underwriting fees	423	477	(54)	(11.3)%	910	944	(34)	(3.6)%
Bad debt expense	—	8,026	(8,026)	(100.0)%	—	12,913	(12,913)	(100.0)%
Adjusted gross profit	$6,636	$11,972	(5,336)	(44.6)%	$16,708	$33,233	(16,525)	(49.7)%

The reconciliations of net loss to adjusted EBITDA for the three and six months ended June 30, 2022 and 2021 are as follows:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(9,733)	$(8,103)	$(15,291)	$(13)
Add back:
Interest expense and other fees	3,794	4,146	7,594	8,286
Change in fair value of warrant liability	(2,323)	(3,169)	(5,412)	(2,811)
Provision (benefit) for income taxes	65	(1,828)	100	(3)
Depreciation and amortization on property and equipment	186	70	308	118
Impairment of leased assets	866	(15)	315	(640)
Stock-based compensation expense (1)	1,857	10,140	2,946	10,221
Transaction costs associated with Merger (2)	—	2,675	—	3,350
Adjusted EBITDA	$(5,288)	$3,916	$(9,440)	$18,508

(1) Includes employer payroll taxes.
(2) Consists of non-capitalizable transaction cost associated with the Merger during the three and six months ended June 30, 2021.

The reconciliations of net loss to adjusted net (loss) income for the three and six months ended June 30, 2022 and 2021 are as follows:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(9,733)	$(8,103)	$(15,291)	$(13)
Add back:
Change in fair value of warrant liability	(2,323)	(3,169)	(5,412)	(2,811)
Stock-based compensation expense (1)	1,857	10,140	2,946	10,221
Transaction costs associated with Merger (2)	—	2,675	—	3,350
Adjusted net (loss) income	$(10,199)	$1,543	$(17,757)	$10,747

(1) Includes employer payroll taxes.
(2) Consists of non-capitalizable transaction cost associated with the Merger during the three and six months ended June 30, 2021.

Liquidity and Capital Resources

To date, the funds received from Legacy Katapult common stock and preferred stock financings, the Merger, as well as our ability to obtain lending commitments, have and will continue to provide the liquidity necessary for us to fund operations. If we are unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations.

The following table presents our cash, restricted cash, and accounts receivable, net, as of June 30, 2022 and December 31, 2021:

	June 30,	December 31,
	2022	2021
Cash	$85,025	$92,494
Restricted cash	2,229	3,937
Accounts receivable, net (1)	—	2,007
(1) In the first quarter of 2022, we adopted ASC 842 pursuant to which we recognize revenue from customers when the revenue is earned and cash is collected. In addition, we no longer records accounts receivable arising from lease receivables due from customers or any corresponding allowance for doubtful accounts. See “ASC 842 Adoption and Comparability” above for more information.

Cash Flows

The following table presents cash (used in) provided by operating, investing, and financing activities during the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,		Change
	2022	2021	$
Net cash (used in) provided by operating activities	$(1,759)	$7,126	$(8,885)
Net cash used in investing activities	(998)	(621)	(377)
Net cash (used in) provided by financing activities	(6,420)	36,318	(42,738)
Net (decrease) increase in cash and restricted cash	$(9,177)	$42,823	$(52,000)

Operating Activities

Net cash used in operating activities was $1,759 for the six months ended June 30, 2022, a decrease of $8,885 from $7,126 provided by operating activities for the six months ended June 30, 2021. This reflects our net loss of $15,291, adjusted for non-cash charges of $88,662 and net cash outflows of $75,130 from changes in our operating assets and liabilities. Non-cash charges consisted primarily of depreciation and amortization, which decreased $10,722; net book value of property buyouts, which decreased $3,796; impairment expense which decreased $231; and bad debt expense which decreased $12,913. Each of these decreases were driven by the decreased customer origination and lease-purchase activity discussed above, other than bad debt expense, which we no longer record following the adoption of ASC 842.

Net cash provided by operating activities was $7,126 for the six months ended June 30, 2021. This reflects our net loss of $13, adjusted for non-cash charges of $125,914 and net cash outflows of $118,775 from changes in our operating assets and liabilities. Non-cash charges consisted primarily of depreciation and amortization, which increased $27,498; net book value of property buyouts, which increased $10,732; impairment expense, which decreased $647; and bad debt expense, which increased $6,273. Each of these increases were driven by increased customer origination and lease-purchase activity during the period.

Investing Activities
Net cash used in investing activities was $998 for the six months ended June 30, 2022 and was primarily due to purchases of property and equipment of $153 and increase in capitalized software of $845.
Net cash used in investing activities was $621 for the six months ended June 30, 2021 and was primarily due to purchases of property and equipment of $198 and increase in capitalized software of $423.

Financing Activities
Net cash used in financing activities was $6,420 for the six months ended June 30, 2022 and was due primarily to $16,171 of principal repayments on the revolving line of credit coupled with $244 of repurchases of restricted stock for payroll withholding. Partially offsetting this was $9,935 of principal repayments on the revolving line of credit coupled with proceeds of $60 from the exercise of stock options.

Net cash provided by financing activities was $36,318 for the six months ended June 30, 2021 and was due to $38,015 of cash received from the Merger, net of transaction costs and consideration paid to selling stockholders, $5,809 of advances on the revolving line of credit, and $442 of proceeds from exercise of stock options. These increases were offset by $7,948 of principal repayments on the revolving line of credit.

Financing Arrangements

Senior Secured Term Loan and Revolving Loan Facility

On May 14, 2019, Katapult SPV-1 LLC, as borrower (the "Borrower"), and Katapult Group, Inc. (f/k/a Cognical, Inc.) entered into a loan and security agreement (as amended, the “credit agreement”) with Midtown Madison Management, LLC as agent for various funds of Atalaya Capital Management (“Atalaya”), for a senior secured revolving loan facility (as amended, the “revolving loan facility”). The revolving loan facility has a commitment of $125.0 million that the lenders have the right to increase to $250.0 million. This right has not yet been exercised by the lenders as of the date of these condensed consolidated financial statements. Total outstanding principal under the revolving line of credit was $55.7 million at June 30, 2022. The revolving loan facility is subject certain covenants and has a 90% advance rate on eligible accounts receivable. The annual interest rate on the principal is LIBOR plus 7.5% per annum. There is a 2% floor on the LIBOR. The revolving loan facility matures on December 4, 2023.

In addition, in connection with a prior amendment to the credit agreement entered into on December 4, 2020, Atalaya also provided us with a senior secured term loan (as amended, “term loan facility”) commitment of up to $50.0 million. We drew down the full $50.0 million of the term loan facility on December 4, 2020. The term loan facility bears interest at one-month LIBOR plus 8.0% (with a 1% LIBOR floor) and an additional 3% interest per annum will accrue to the principal balance as paid-in-kind (“PIK”) interest. Total outstanding principal and PIK interest is $52.4 million at June 30, 2022. An additional 3% interest per annum will accrue to the principal balance as PIK interest. The term loan facility matures on December 4, 2023. The interest rate for PIK Interest on the term loan facility is (A) if Liquidity (as defined in the credit agreement) is greater than $50,000, 4.5% and (B) if Liquidity is less than $50,000, to 6%.

The term loan facility is also subject to certain negative and affirmative covenants. The negative covenants limit our ability to: incur additional indebtedness; pay dividends, redeem stock or make other distributions; amend our material agreements; make investments; create liens; transfer or sell the collateral for the credit facility; make negative pledges; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and enter into certain transactions with affiliates. Early repayments of certain amounts under the term loan facility are subject to prepayment penalties.

The credit agreement governing the term loan facility also has affirmative covenants, including the following financial covenants:

•Minimum Trailing Twelve Month Adjusted EBITDA: As of the end of each fiscal month, the TTM Adjusted EBITDA (as defined in the credit agreement) must not be less than (i) during the period on and after October 1, 2021 and until (and including) June 30, 2023, ($25.0 million), (ii) during the period on and after July 1, 2023 and until (and including) September 30, 2023, ($15.0 million), and (iii) at all times thereafter, $0.

•Minimum Tangible Net Worth: As of the end of each fiscal month, the Tangible Net Worth (as defined in the credit agreement) of Katapult Holdings, Inc. and its subsidiaries, on a consolidated basis, must be greater than or equal to the sum of (i) ($25.0 million) plus (ii) the greater of (A) zero dollars and (B) fifty percent of all aggregate Parent Consolidated Net Income (as defined in the credit agreement) since April 30, 2019 (as determined in accordance with GAAP).

•Minimum Liquidity: As of any date of determination, Katapult Holdings, Inc. must not permit to be less than $15.0 million of cash and cash equivalents on hand.

•Compliance with Total Advance Rate: At the end of each fiscal month and as of the making of any advance under the credit agreement, the Total Advance Rate (as defined in the credit agreement) must not exceed (i) from the period on May 9, 2022 to and including May 9, 2023, 130% and (ii) at all times thereafter, 120%. If at any time during which a Total Advance Rate Reserve Account is in place (as defined in the credit agreement), the Total Advance Rate exceeds the applicable rate for any of the foregoing periods, the borrower may cure such Default (as defined in the credit agreement) by depositing funds in the Total Advance Rate Reserve Account in an amount necessary to reduce the Total Advance Rate to the maximum permitted rate for such period, which right is unlimited. As of the date of this report, the Borrower has exercised its right to cure such a default three times.

Failure to comply with any of these covenants or other obligation or agreement under the credit agreement that is not cured within the specified period under the credit agreement would result in an event of default under the agreement. Upon an event of default, the lenders can exercise their remedies under the credit agreement including the immediate termination of any loan commitments under the agreement and the acceleration of repayment of all obligations under the credit agreement immediately.

As of June 30, 2022 and December 31, 2021, we were in compliance with the covenants in the credit agreement.
For additional information on our loan obligations, refer to Notes 8 and 9 of the unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.

Pledge and Guaranty

Pursuant to the Pledge Agreement, dated as of May 14, 2019, between Katapult Group, Inc. (f/k/a Cognical, Inc.) and Midtown Madison Management, LLC, Katapult Group, Inc. pledged and granted a first priority security interest in all equity interests of the Borrower and any investment property and general intangibles evidenced by or related to such membership interests. Pursuant to the Corporate Guaranty and Security Agreement, dated as of December 4, 2020, by and among Katapult Group, Inc., Legacy

Katapult and Midtown Madison Management, LLC, Katapult and Katapult Group, Inc. have granted a first priority security interest in all of their respective assets and Katapult and Katapult Group, Inc. guarantee payment of all obligations of the Borrower under the facility.

Sources and Material Cash Requirements

Our principal sources of liquidity are our cash, cash flows generated from operations and availability under our revolving credit facility. Our primary uses of cash include purchases of assets held for lease and funding for growth initiatives.

Our ability to fund future operating needs will be dependent on our ability to generate positive cash flows from operations and obtain financing for growth as needed. We have $85.0 million of unrestricted cash as of June 30, 2022 which we believe is sufficient to meet our liquidity needs for the next 12 months.

The table below summarizes debt, lease and other minimum cash obligations outstanding as of June 30, 2022:

	Payments Due by Period
(in thousands)	Total	2022	2023-2024	2025-2026	Thereafter
Revolving credit facility (1)	$63,839	$2,691	$61,148	$—	$—
Term loan facility (2)	64,159	4,765	59,394	—	—
Operating lease commitments	1,217	257	790	170	—
Total	$129,215	$7,713	$121,332	$170	$—

(1) Future cash obligations include scheduled interest payments due based on the interest rate of 9.5% as of June 30, 2022.
(2) Future cash obligations include scheduled interest payment due based on the interest rate of 9.0%, plus 4.5% paid-in-kind interest, as of June 30, 2022.

Critical Accounting Policies and Estimates

The preparation of our condensed consolidated financial statements in conformity with U.S. GAAP requires us to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We evaluate our significant estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

There have been no significant changes to our critical accounting policies and estimates included in our Annual Report on Form 10-K filed with the SEC on March 15, 2022.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our condensed consolidated financial statements for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our condensed consolidated financial statements.

Emerging Growth Company

As of June 30, 2022, we are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, our condensed consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024, (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
ITEM 3. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources and other risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. We manage our interest rate risk based on an ongoing assessment of trends in interest rates and economic developments, giving consideration to possible effects on both total return and reported earnings. As a result of such assessment, we may enter into swap contracts or other interest rate protection agreements from time to time to mitigate this risk.

As of June 30, 2022 and December 31, 2021, we have interest bearing debt with a principal amount of $108,171 and $113,622, respectively.

Our revolving line of credit as of June 30, 2022 is a variable rate loan that accrues interest at a variable rate of interest based on the one month LIBOR rate, subject to a 2% floor, plus 7.5% per annum. As of June 30, 2022, the calculated interest rate is 9.5%.

Inflation Risk

Although Katapult believes that inflation has indirectly impacted its business by negatively impacting consumer spending and the sales of its key merchants, Katapult does not believe that inflation has directly had, or currently directly has, a material effect on its results of operations or financial condition.

Foreign Currency Risk

There was no material foreign currency risk for the three and six months ended June 30, 2022 and 2021. Katapult’s activities to date are conducted only in the United States.
ITEM 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in Company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2022. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective as of June 30, 2022, due to the existence of two outstanding material weaknesses in internal control over financial reporting that were identified in connection with the audits of our consolidated financial statements as of December 31, 2021, 2020 and 2019 and for the years in the three year period ended December 31, 2021, and which are still being remediated.

Material Weaknesses in Internal Control Over Financial Reporting

In connection with the audit of our financial statements for the fiscal year ended December 31, 2021, 2020 and 2019, our independent registered public accounting firm identified certain control deficiencies in the design and implementation of our internal control over financial reporting that in aggregate constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Our evaluation was based on the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) Internal Control — Integrated Framework (2013).

The two outstanding material weaknesses relate to (1) an insufficient number of personnel with an appropriate level of U.S. GAAP knowledge and experience to create the proper control environment for effective internal control over financial reporting and to ensure that oversight processes and procedures in applying nuanced guidance to complex accounting transactions for financial reporting are adequate and (2) a lack of controls in place to review journal entries, reconcile journal entries to underlying support and evaluate if journal entries are in compliance with U.S. GAAP before the entries are manually posted. Our prior material weaknesses relating to (1) a lack of control in place to perform a review of the depreciation, cost of property sold, and impairment expense curves, specifically associated with evaluating the accuracy and completeness of the underlying data supporting the curves, or reconcile the expense amounts per the curves to the general ledger, (2) an incomplete implementation of the information and communication component of the COSO framework, specifically with respect to user access controls to ensure appropriate segregation of duties and to adequately restrict user and privileged access to its financial applications and data to appropriate company personnel and (3) a lack of controls in place surrounding the accounting of warrants from FinServ Acquisition Corp. identified in connection with the audit of our financial statements for the fiscal year ended December 31, 2020 and 2019 were remediated as of December 31, 2021.

Remediation Efforts to Address Material Weakness

As part of our plan to remediate the remaining two outstanding material weaknesses, we are performing a full review of our internal control procedures. We have implemented, and plan to continue to implement, new controls and new processes. We cannot assure you that the measures that we have taken, and that will be taken, to remediate these material weaknesses will, in fact, remedy the material weaknesses or will be sufficient to prevent future material weaknesses from occurring. We also cannot assure you that we have identified all of our existing material weaknesses.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. While we are undertaking efforts to remediate this material weakness, the material weakness will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively.

Changes in Internal Control Over Financial Reporting

Except as disclosed above, there were no changes in our internal control over financial reporting that occurred during the six months ended June 30, 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II - Other Information
ITEM 1. LEGAL PROCEEDINGS

The information contained under the heading “Litigation risk” in Note 13 to our condensed consolidated financial statements included in this Quarterly Report on Form 10-Q is incorporated by reference into this Item.

ITEM 1A. RISK FACTORS

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our securities. The summarized risks described below are not the only risks that we face. The following summarized risks as well as risks and uncertainties not currently known to us or that we currently deem to be immaterial may materially and adversely affect our business, results of operations, financial condition, earnings per share, cash flow or the trading price of our common stock. These summarized risks include, among others, the following:

Risks Related to Our Business, Strategy and Growth

•A large percentage of our gross originations is concentrated with a single merchant partner, and any deterioration in the business of, or in our relationship with this merchant partner or any other key merchant relationship or partner would materially and adversely affect our business, results of operations, financial condition, and future prospects.
•The success of our business is dependent on factors affecting consumer spending that are not under our control.
•Unexpected changes caused by macro conditions, such as inflation could cause our proprietary algorithms and decisioning tools used in approving customers to no longer be indicative of customer's ability to perform.
•If we are unable to attract additional merchant partners and retain and grow our relationships with our existing merchant partners, our results of operations, financial condition, and prospects would be materially and adversely affected.
•Our success depends on the effective implementation and continued execution of our strategies.
•Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.
•We rely on the accuracy of third-party data, and inaccuracies in such data could adversely impact our approval process.

•The success and growth of our business depends upon our ability to continuously innovate and develop new products and technologies.
•To the extent that we seek to grow through future acquisitions, or other strategic investments or alliances, we may not be able to do so effectively.

Risks Related to Our Indebtedness

•We have substantial indebtedness, which reduce our capability to withstand adverse developments or business conditions.
•Our credit facility includes restrictive covenants, which could limit our flexibility and our ability to make distributions.
•A change in control as defined by our credit agreement could accelerate our obligation to pay our outstanding indebtedness, and we may not have sufficient liquid assets at that time to repay these amounts.

Financial Risks Related to Our Business

•We have a history of operating losses and may not sustain profitability in the future.
•Our revenue and operating results may fluctuate, which could result in a decline in our profitability and make it more difficult for us to grow our business.
•We rely on card issuers or payment processors which could put us at risk of suspensions or terminations of our registrations.
•We have experienced rapid growth, which may be difficult to sustain and which may place significant demands on our operational, administrative, and financial resources.
•Our ability to use our net operating loss carry forwards and certain other tax attributes may be limited.

Risks Related to Our Technology and Our Platform

•Our results depend on more prominent presentation, integration, and support of our platform by our merchants.
•Real or perceived software errors, failures, bugs, defects, or outages could have adverse effects.
•Any significant disruption in, or errors in, service on our platform or relating to vendors could prevent us from processing transactions on our platform or posting payments and have a material and adverse effect.
•Our ability to protect our confidential, proprietary, or sensitive information, including the confidential information of consumers on our platform, may be adversely affected by cyber-attacks, employee or other internal misconduct, computer viruses, physical or electronic break-ins, or similar disruptions.
•We may be at risk of identity fraud, which may adversely affect the performance of the lease-to-own transactions facilitated through our platform.

Legal and Compliance Risks

•Failure or perceived failure to comply with existing or future laws, regulations, contracts, self-regulatory schemes, standards, and other obligations related to data privacy and security (including security incidents) could harm our business. Compliance or the actual or perceived failure to comply with such obligations could increase the costs of our products or services, limit their use or adoption, and otherwise negatively affect our operating results and business.
•We are subject to securities litigation, which is expensive and could divert management attention and adversely impact our business.
•Our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting in connection with the audit of our financial statements as of and for the fiscal years ended December 31, 2021, 2020 and 2019, and we may identify additional material weaknesses in the future.
•Changes to tax laws or exposure to additional tax liabilities may have a negative impact on our operating results.
•We may be subject to legal proceedings from time to time which seek material damages.

Operational Risks Related to Our Business

•Unstable market and economic conditions have had, and may in the future have, serious adverse consequences on our business, financial condition and share price.

•Failure to effectively manage our costs could have a material adverse effect on our profitability.
•Negative publicity about us or our industry could adversely affect our business, results of operations, financial condition, and future prospects.
•Misconduct and errors by our employees, vendors, and service providers could harm our business and reputation.
•The loss of the services of any of our executive officers could materially and adversely affect our business, results of operations, financial condition, and future prospects.
•Our business depends on our ability to attract and retain highly skilled employees.
•The COVID-19 pandemic has impacted our working environment and diverted personnel resources and any prolonged effects of the pandemic may adversely impact our operations and employees.

Other Risks

•Our management has limited experience in operating a public company.
•We will continue to incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.
•Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our Common Stock to decline.
•The price of our securities may change significantly in the future and you could lose all or part of your investment as a result.

A description of the risks and uncertainties associated with our business is set forth below. You should carefully consider the risks and uncertainties described below, together with all of the other information in this Quarterly Report on Form 10-Q, including Item 2,“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this Quarterly Report on Form 10-Q. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our securities could decline.

Risks Relating to Our Business and Industry

Risks Related to Our Business, Strategy and Growth

A large percentage of our gross originations is concentrated with a single merchant partner, and any deterioration in the business of, or in our relationship with, this merchant partner or any other key merchant relationship or partner would materially and adversely affect our business, results of operations, financial condition, and future prospects.

We depend on continued relationships with Wayfair and other key merchant partners. Our top merchant partner, Wayfair, represented approximately 62% of our gross originations during both the three months ended June 30, 2022 and 2021, respectively. Wayfair, represented approximately 60% and 62% of our gross originations during the six months ended June 30, 2022 and 2021, respectively. There can be no guarantee that these relationships will continue or, if they do continue, that these relationships will continue to be successful. There is a risk that we may lose merchants for a variety of reasons, including a failure to meet key contractual or commercial requirements, or if merchant partners shift to in-house solutions (including providing a service competitive to us) or competitor providers.

The concentration of a significant portion of our business and transaction volume with a single merchant or a limited number of merchants exposes us disproportionately to events, circumstances, or risks affecting such single merchant, such as Wayfair, or other key merchants, including risks related to the macroeconomic environment, consumer spending changes, inflation, COVID-19, supply chain issues (including availability of raw materials from Russia and Ukraine), access to capital markets, labor shortages or other risks they may be facing with respect to their industry, business or results of operations. For example, inflation and supply chain issues due to disruptions from the COVID-19 pandemic and the Russia-Ukraine war negatively impacted the sales of many of our merchant partners, including Wayfair, during the six months ended June 30, 2022, which in turn contributed to a decline in our gross origination volume during the period. If our key merchant partners, in particular Wayfair, are unable to acquire new customers or retain existing customers or are otherwise negatively impacted by the macroeconomic and geopolitical conditions, including the COVID-19 pandemic, our results of operations, financial condition and future prospects will be negatively impacted.

The loss of Wayfair as a merchant partner, in particular, would materially and adversely affect our business, results of operations, financial condition, and future prospects. In addition, a material modification in the merchant agreement with Wayfair or a significant merchant partner could affect our results of operations, financial condition, and future prospects.

We also depend on continued relationships with key partners that assist in obtaining and maintaining our relationships with merchants. There is a risk that e-commerce platforms with which we partner (such as Shopify, BigCommerce, WooCommerce, and Magneto) may limit or prevent Katapult from being offered as a payment option at checkout. We also face the risk that our key partners could become competitors of our business.

If our relationship with Wayfair or another key merchant partner deteriorates, they choose to no longer partner with us or choose to partner with a competitor, or their business is negatively impacted by one or more factors, our business, results of operations, financial condition and future prospects will be materially and adversely affected.

The success of our business is dependent on consumers making payments on their leases when due and other factors affecting consumer spending and default behavior that are not under our control.

We generate substantially all of our revenue through payments on leases we provide to consumers to purchase the merchandise of our merchant partners and we bear the risk of non-payment or late payments by our customers. As such, the success of our business is dependent on consumers making payments on their leases when due. We primarily provide leases to non-prime consumers who do not have sufficient cash or credit to purchase electronics, computers, home furnishings, appliances and other durable goods. The ability of these consumers to make payments to us when due may be impacted by a variety of factors, such as loss of employment, the emergence of significant unforeseen expenses as well as factors affecting consumer spending. Consumer spending is also affected by general economic conditions and other factors including levels of employment, disposable consumer income, inflation, prevailing interest rates, consumer debt and availability of credit, costs of fuel, inflation, recession and fears of recession, war and fears of war (including the conflict involving Russia and Ukraine), pandemics (such as COVID-19), inclement weather, tariff policies, tax rates and rate increases, timing of receipt of tax refunds, consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security. For example, inflation has increased in recent months at the fastest pace in nearly 40 years. Food, energy, residential rent, and other costs have increased, reflecting a tight labor market and supply chain issues. Unfavorable changes in factors affecting discretionary spending for non-prime consumers as a result of one or more of these factors could reduce demand for our products and services resulting in lower revenue and negatively impacting our business and our financial results. In addition to reducing demand for our products, these factors may unfavorably impact our customers' ability or willingness to make the payments they owe us, resulting in increased customer payment delinquencies and lease merchandise write-offs and decreased gross margins, which could also materially and adversely impact our business, financial condition and results of operations.

If consumers are unable or unwilling to pay us due to one or more of these factors, our gross orginations may not reflect and/or be directly correlated to our revenue. In addition, if our assumptions around consumers’ ability to pay us after we have recognized revenue deteriorate, such deterioration could result in a material impairment, increase our cost of revenue and materially and adversely impact our business, financial condition, results of operations and prospects.

Our business may also be adversely impacted by, among other issues, where other consumer finance companies increase the availability of credit to our target consumer market in response to changes in consumer spending habits as a result of macro or other factors. If more credit is available to our target consumer market, we will face increased competition, which may negatively impact our gross originations and our business, results of operations, financial condition and future prospects.

Unexpected changes to consumer spending patterns could cause our proprietary algorithms and decisioning tools used in approving customers to no longer be indicative of our customer's ability to perform.

We believe our proprietary lease decisioning processes to be a key to the success of our business. The decisioning processes assume behavior and attributes observed for prior customers, among other factors, are indicative of performance by our future customers. Unexpected changes in behavior caused by general economic conditions and other factors, including, for example, the significant increase in inflation in the U.S., which has reached levels not seen in 40 years, the U.S. economy experiencing a prolonged recession and/or job losses widespread and prolonged supply chain disruptions, the expiration of government stimulus payments and other changes, related to the COVID-19 pandemic and changes in customer behavior relating thereto, may mean that our decisioning tools do not function as intended and may approve relatively more customers that are not able to perform, which would lead to increased incidence and costs related to impairment of property held for lease. When there are unexpected changes to consumer spending patterns, our decisioning process typically requires more frequent adjustments and the application of greater management judgment in the interpretation and adjustment of the results produced by our decisioning tools. Due to the challenging macro environment in recent months, for example, we expect we may need to make more frequent adjustments to our decisioning process in the near term. If our decisioning tools are unable to accurately predict and respond to changes to customer behaviors as a result of general economic or other factors, our ability to manage risk and avoid charge-offs may be negatively affected, which may result in insufficient reserves and materially and adversely impact our business, financial condition, results of operations and prospects.

If we are unable to attract additional merchant partners and retain and grow our relationships with our existing merchant partners, our results of operations, financial condition, and prospects would be materially and adversely affected.

Our continued success is dependent on our ability to maintain our relationship with our existing merchant partners and grow our gross originations (which we define as the retail price of the merchandise associated with lease-purchase agreements entered into through the Katapult platform and do not represent revenue earned) from those existing merchant partners through their e-commerce platforms, and also to expand our merchant partner base. Our ability to retain and grow our relationships with merchant partners depends on the willingness of our merchant partners to partner with us. The attractiveness of our platform to merchant partners depends upon, among other things, our brand and reputation, ability to sustain our value proposition to merchant partners for consumer acquisition, the attractiveness to merchant partners of our digital and data-driven platform, the services, products and customer decisioning standards offered by our competitors; and our ability to perform under, and maintain, our merchant partner agreements.

In addition, competition for smaller merchant partners has intensified significantly in recent years, with many such merchant partners simultaneously offering several products and services that compete directly with the products and services offered by us. Having a diversified mix of merchant partners is important to mitigate risk associated with changing consumer spending behavior, economic conditions and other factors that may affect a particular type of retailer. If we fail to retain any of our larger merchant partners or a substantial number of our smaller merchant partners, if we do not acquire new merchant partners, if we do not continually grow our gross originations from our merchant partners, or if we are not able to retain a diverse mix of merchant partners, our results of operations, financial condition, and prospects would be materially and adversely affected.

Our success depends on the effective implementation and continued execution of our strategies.

We are focused on our mission to provide innovative lease financing solutions to non-prime consumers and to enable everyday transactions at the merchant point of sale.

Growth of our business, including through the launch of new product offerings, requires us to invest in or expand our information and technology capabilities, engage and retain experienced management, and otherwise incur additional costs. Our inability to address these concerns or otherwise to achieve targeted results associated with our initiatives could adversely affect our results of operations, or negatively impact our ability to successfully execute future strategies, which may result in an adverse impact on our business and financial results.

If we fail to maintain customer satisfaction and trust in our brand, our business, results of operations, financial condition, and prospects would be materially and adversely affected.

We provide an additional option for qualified consumers seeking to purchase durable goods from e-commerce merchant partners. If consumers do not trust our brand or do not have a positive experience, they will not use our products and services and be unable to attract or retain merchant partners. In addition, our ability to attract new consumers and merchant partners is highly dependent on our reputation and on positive recommendations from our existing customers and merchant partners. Any failure to maintain a consistently high level of customer service, or a market perception that we do not maintain high-quality customer service, would adversely affect our reputation and the number of positive customer referrals that we receive and the number of new and repeat customers. As a result, our business, results of operations, financial condition, and prospects would be materially and adversely affected.

If we are unable to attract new consumers and retain and grow our relationships with our existing consumers, our results of operations, financial condition, and prospects would be materially and adversely affected.

Our continued success depends on our ability to generate repeat use and increased gross originations from existing customers and to attract new consumers to our platform. Our ability to retain and grow our relationships with our consumers depends on the willingness of consumers to use our products and services. The attractiveness of our data-driven platform to consumers depends upon, among other things, the number and variety of our merchant partners and the mix of products and services available through our platform, our brand and reputation, customer experience and satisfaction, trust and perception of the value we provide, technological innovation, and the services, products and customer decisioning standards offered by our competitors. If we fail to retain our relationship with existing customers, if we do not attract new consumers to our platform, products and services, or if we do not continually expand usage, repeat customers and gross originations, our results of operations, financial condition, and prospects would be materially and adversely affected.

We operate in a highly competitive industry, and their inability to compete successfully would materially and adversely affect our results of operations, financial condition, and prospects.

We operate in a highly competitive industry. We face competition from a variety of businesses and new market entrants, including competitors with lease-to-own products for e-commerce goods and other types of digital payment platforms. We face competition from virtual lease-to-own companies, e-commerce retailers (including those that offer layaway programs and title or installment lending), online sellers of used merchandise, and various types of consumer finance companies that may enable our customers to shop at online retailers, as well as with online rental stores that do not offer their customers a purchase option. These competitors may have significantly greater financial and operating resources, greater name recognition and more developed products and services, which may allow them to grow faster. Greater name recognition, or better public perception of a competitor’s reputation, may help the competitor divert market share. Some competitors may be willing to offer competing products on an unprofitable basis (or may have looser decisioning standards or be willing to relax their decisioning standards) in an effort to gain market share, which could compel us to match their pricing strategy or lose business. Moreover, prime lenders may loosen their underwriting standards and provide credit to non-prime consumers, which would impact the credit quality of our customers and our business and results of operations. In addition, some of our competitors may be willing to lease certain types of products that we will not agree to lease, enter into customer leases that have services, as opposed to goods, as a significant portion of the lease value, or engage in other practices related to pricing, compliance, and other areas that we will not, in an effort to gain market share at our expense. Our business relies heavily on relationships with our merchant partners. An increase in competition could cause our merchant partners to no longer offer our product and services in favor of our competitors, or to offer our product and the products of our competitors simultaneously, which could slow growth in our business and limit or reduce profitability. Merchant partners could also develop their own in house product that competes with our product. Furthermore, virtual lease to own competitors may deploy different business models, such as direct-to-consumer strategies, that forego reliance on merchant partner relationships that may prove to be more successful.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Our market opportunity estimates, including the size of the virtual lease to own market, and expectations about market growth are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Even if the markets in which we compete meet our size estimates and growth expectations, our business could fail to grow for a variety of reasons, which could adversely affect our results of operations.

We rely on the accuracy of third-party data, and inaccuracies in such data could adversely impact our approval process.

We use data from third parties as part of our proprietary risk model used to assess whether a consumer qualifies for a lease purchase option from a merchant. We are reliant on these third parties to ensure that the data they provide is accurate. Inaccurate data could cause us to not approve transactions that otherwise would have been approved, or instead, approve transactions that would have otherwise been denied and may lead to a higher incidence of bad debts and could have an adverse impact on our results of operations and financial condition.

The success and growth of our business depends upon our ability to continuously innovate and develop new products and technologies.

Our solution is a technology-driven platform that relies on innovation to remain competitive. The process of developing new technologies and products is complex, and we build our own technology, using the latest in artificial intelligence and machine learning (“AI/ML”), cloud-based technologies, and other tools to differentiate our products and technologies. In addition, our dedication to incorporating technological advancements into our platform requires significant financial and personnel resources and talent. Our development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from other growth initiatives important to our business. We operate in an industry experiencing rapid technological change and frequent product introductions. We may not be able to make technological improvements as quickly as demanded by our consumers and merchants, which could harm our ability to attract consumers and merchants. In addition, we may not be able to effectively implement new technology-driven products and services as quickly as competitors or be successful in marketing these products and services to consumers and merchants. If we are unable to successfully and timely innovate and continue to deliver a superior merchant and consumer experience, the demand for our products and technologies may decrease and our growth, business, results of operations, financial condition, and future prospects could be materially and adversely affected.

Further, we use AI/ML in many aspects of our business, including fraud, credit risk analysis, and product personalization. The AI/ML models that we use are trained using various data sets. If the AI/ML models are incorrectly designed, the data we use to train them is incomplete, inadequate, or biased in some way, or we do not have sufficient rights to use the data on which our AI/ML models rely, the performance of our products, services, and business, as well as our reputation, could suffer or we could incur liability through the violation of laws, third-party privacy, or other rights, or contracts to which we are a party.

Our failure to accurately predict the demand or growth of our new products and technologies also could have a material and adverse effect on our business, results of operations, financial condition, and future prospects. New products and technologies are inherently risky, due to, among other things, risks associated with: the product or technology not working, or not working as expected; consumer and merchant acceptance; technological outages or failures; and the failure to meet consumer and merchant expectations. As a result of these risks, we could experience increased claims, reputational damage, or other adverse effects, which could be material. The profile of potential consumers using our new products and technologies also may not be as attractive as the profile of the consumers that we currently serve, which may lead to higher levels of delinquencies or defaults than we have historically experienced. Additionally, we can provide no assurance that we will be able to develop, commercially market, and achieve acceptance of our new products and technologies. In addition, our investment of resources to develop new products and technologies and make changes or updates to our platform may either be insufficient or result in expenses that exceed the revenue actually generated from these new products. Failure to accurately predict demand or growth with respect to our new products and technologies could have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

To the extent that we seek to grow through future acquisitions, or other strategic investments or alliances, we may not be able to do so effectively.

We may in the future seek to grow our business by exploring potential acquisitions or other strategic investments or alliances. We may not be successful in identifying businesses or opportunities that meet our acquisition or expansion criteria. In addition, even if a potential acquisition target or other strategic investment is identified, we may not be successful in completing such acquisition or integrating such new business or other investment. We may face significant competition for acquisition and other strategic investment opportunities from other well-capitalized companies, many of which have greater financial resources and greater access to debt and equity capital to secure and complete acquisitions or other strategic investments, than we do. As a result of such competition, we may be unable to acquire certain assets or businesses, or take advantage of other strategic investment opportunities that we deem attractive; the purchase price for a given strategic opportunity may be significantly elevated; or certain other terms or circumstances may be substantially more onerous.

Any delay or failure on our part to identify, negotiate, finance on favorable terms, consummate, and integrate any such acquisition or other strategic investment opportunity could impede our growth. Additional risks relating to potential acquisitions include difficulties in integrating the operations, systems, technologies, products and personnel of the acquired businesses, diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations, the potential loss of key employees, vendors and other business partners of the businesses we acquire; and increased amounts of debt incurred in connection with such activities or dilutive issuances of our common stock.

There is no assurance that we will be able to manage our expanding operations effectively or that we will be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses. Furthermore, we may be responsible for any legacy liabilities of businesses we acquire or be subject to additional liability in connection with other strategic investments. The existence or amount of these liabilities may not be known at the time of acquisition, or other strategic investment, and may have an adverse effect on our business, results of operations, financial condition, and future prospects.

Risks Related to Our Indebtedness

We have substantial indebtedness, which reduce our capability to withstand adverse developments or business conditions.

We have incurred substantial indebtedness, and as of June 30, 2022, the total aggregate indebtedness under the senior secured term loan and revolving loan facility, (the "Credit Facility") of Katapult SPV-1 LLC (the “Borrower”) was approximately $108.2 million of principal outstanding. We, together with our wholly-owned subsidiary, Katapult Group, Inc., have guaranteed the obligations of the Borrower under the credit facility. Our payments on our outstanding indebtedness are significant in relation to our revenue and cash flow, which exposes us to significant risk in the event of downturns in our business (whether through competitive pressures or otherwise), our industry or the economy generally, since our cash flows would decrease but our required payments under our indebtedness would not. Economic downturns may impact our ability to comply with the covenants and restrictions in our credit agreement governing the credit facility and may impact our ability to pay or refinance our indebtedness as it comes due, which would adversely affect our business, results of operations and financial condition.

Our overall leverage and the terms of our credit facility could also:

•make it more difficult for us to satisfy obligations;
•limit our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions;
•limit our ability to refinance our indebtedness on terms acceptable to us or at all;
•limit our ability to adapt to changing market conditions;
•restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;
•require us to dedicate a significant portion of our cash flow from operations to paying the principal and interest on our indebtedness, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other corporate purposes;
•limit our flexibility in planning for, or reacting to, changes in our business and in our industry generally; and
•place us at a competitive disadvantage compared with competitors that have a less significant debt burden.

In addition, the credit facility, secured by a pledge over all of the assets of the Borrower is guaranteed by us and our wholly-owned subsidiary, Katapult Group, Inc., which in turn is secured by a pledge over all of our assets and the assets of Katapult Group, Inc.

The credit agreement governing our senior secured term loan and revolving loan facility includes restrictive covenants and financial maintenance covenants, which could restrict our operations or ability to pursue our growth strategies or initiatives. Failure to comply with these covenants could result in an acceleration of repayment of the indebtedness under the credit facility, which would have a material adverse effect on our business, financial condition and results of operations.

The credit agreement governing our senior secured term loan and revolving loan facility contains customary representations and warranties and customary affirmative and negative covenants that restrict some of our activities. The negative covenants limit our ability to: incur additional indebtedness; pay dividends, redeem stock or make other distributions; amend our material agreements; make investments; create liens; transfer or sell the collateral for the credit facility; make negative pledges; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and enter into certain transactions with affiliates. Non-scheduled repayments of certain amounts under our credit facility are subject to prepayment penalties, which would limit our ability to pay or refinance our credit facility. Our ability to meet these covenants could be affected by events beyond our control, and we may be unable to satisfy them which would prevent us from pursuing certain growth strategies or initiatives due to this limitation. These or other limitations could decrease our operating flexibility and our ability to achieve our operating objectives.

The credit agreement governing our credit facility also requires us to maintain the following financial covenants:

•Minimum Trailing Twelve Month Adjusted EBITDA: As of the end of each fiscal month, the TTM Adjusted EBITDA (as defined in the credit agreement) must not be less than (i) during the period on and after October 1, 2021 and until (and including) June 30, 2023, ($25.0 million), (ii) during the period on and after July 1, 2023 and until (and including) September 30, 2023, ($15.0 million), and (iii) at all times thereafter, $0.

•Minimum Tangible Net Worth: As of the end of each fiscal month, the Tangible Net Worth (as defined in the credit agreement) of Katapult Holdings, Inc. and its subsidiaries, on a consolidated basis, must be greater than or equal to the sum of (i) ($25.0 million) plus (ii) the greater of (A) zero dollars and (B) fifty percent of all aggregate Parent Consolidated Net Income (as defined in the credit agreement) since April 30, 2019 (as determined in accordance with GAAP).

•Minimum Liquidity: As of any date of determination, Katapult Holdings, Inc. must not permit Liquidity (as defined in the credit agreement) to be less than $15.0 million of cash and cash equivalents on hand.

•Compliance with Total Advance Rate: At the end of each fiscal month and as of the making of any advance under the credit agreement, the Total Advance Rate (as defined in the credit agreement) must not exceed (i) from the period on May 9, 2022 to and including May 9, 2023, 130% and (ii) at all times thereafter, 120%. If at any time during which a Total

Advance Rate Reserve Account is in place (as defined in the credit agreement), the Total Advance Rate exceeds the applicable rate for any of the foregoing periods, the borrower may cure such Total Advance Rate by depositing funds into a reserve bank account in an amount necessary to reduce the Total Advance Rate to the maximum permitted rate for such period, which right is unlimited.

Failure to comply with any of these covenants or other obligation or agreement under the credit agreement that is not cured within the specified period under the credit agreement would result in an event of default under the agreement. In such event, if we are unable to negotiate with our lenders for a waiver or dispensation under the agreement, we would not be able to borrow under the credit agreement and our lenders would have the right to terminate the loan commitments under the credit agreement and accelerate repayment of all obligations under the credit agreement that would become due and payable immediately, which would have a material adverse effect on our business, results of operations and financial position. If we do not have sufficient liquid assets to repay amounts outstanding under the credit facility, the lenders have the right to foreclose their liens against all of our assets and take possession and sell any such assets to reduce any such obligations.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all.

The failure to raise capital when needed could harm our business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of our common stock. We cannot be certain when or if the operations of our business will generate sufficient cash to fund our ongoing operations or the growth of our business. We intend to make investments to support and grow our business and may require additional funds to respond to business challenges, including the need to develop or enhance our technology, expand our sales and marketing efforts or develop new products. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur additional debt, the debt holders could have rights senior to holders of our common stock and/or existing debt to make claims on our assets. The terms of any additional debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because the decision to issue securities in the future offering will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their common stock and diluting their interest.

A change in control as defined by our credit agreement could accelerate our obligation to pay our outstanding indebtedness, and we may not have sufficient liquid assets at that time to repay these amounts.

Under our credit facility, all of the outstanding loans are required to be prepaid in full (together with accrued and unpaid interest and prepayment premium) and the revolving loan commitment will terminate if a Change of Control (as defined in the credit agreement) occurs that is not approved by the lenders’ administrative agent under the credit agreement. A Change of Control includes the occurrence of the following: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Katapult Holdings, Inc. entitled to vote for members of the board of directors (on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), and (ii) certain changes in the composition of our board of directors occurs during a twenty-four month period which were not recommended or approved by at least a majority of directors who were directors at the beginning of such twenty-four month period.

As of June 30, 2022, we had $55.7 million of principal outstanding under the revolving portion of our credit facility. In addition, we had borrowings under our term loan of $52.4 million as of June 30, 2022.

If any specified change in control occurs and the lenders accelerate these obligations, we may not have sufficient liquid assets to repay amounts outstanding under this agreement.

The phase-out, replacement or unavailability of LIBOR and/or other interest rate benchmarks could adversely affect our indebtedness.

The interest rates applicable to our existing credit facility are based on, and the interest rates applicable to certain debt obligations we may incur in the future may be based on, a fluctuating rate of interest determined by reference to the London Interbank Offered Rate (“LIBOR”). In July 2017, the U.K.’s Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021. In November 2020, the FCA announced that it would continue to publish LIBOR rates through June 30, 2023 for all US dollar settings except the one-week and the two-month U.S. Dollar settings. In response to concerns regarding the future of LIBOR, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York convened the Alternative Reference Rates Committee (the “ARRC”) to identify alternatives to LIBOR. The ARRC has recommended a benchmark replacement waterfall to assist issuers in continued capital market entry while safeguarding against LIBOR’s discontinuation. The initial steps in the ARRC’s recommended provision reference variations of the Secured Overnight Financing Rate (“SOFR”), calculated using short-term repurchase agreements backed by Treasury securities. At this time, it is not possible to predict whether SOFR will attain market traction as a LIBOR replacement. Additionally, it is uncertain if LIBOR will cease to exist after calendar year 2023, or whether additional reforms to LIBOR may be enacted, or whether alternative reference rates will gain market acceptance as a replacement for LIBOR.

There can be no assurance that we will be able to reach any agreement on a replacement benchmark, and there can be no assurance that any agreement we reach will result in effective interest rates at least as favorable to us as our current effective interest rates. The failure to reach an agreement on a replacement benchmark, or the failure to reach an agreement that results in an effective interest rate at least as favorable to us as our current effective interest rates, could result in a significant increase in our debt service obligations, which could adversely affect our financial condition and results of operations. In addition, the overall financing market may be disrupted as a result of the phase-out or replacement of LIBOR, which could have an adverse impact on our ability to refinance, reprice or amend our credit facility or incur additional indebtedness, on favorable terms or at all.

Financial Risks Related to Our Business

We have a history of operating losses and may not sustain profitability in the future.

We generated a net loss of approximately $9.7 million and $15.3 million during the three and six months ended June 30, 2022. In addition, we generated a net loss of approximately $8.1 during the three months ended June 30, 2021 and a de minimus net loss during the six months ended June 30, 2021. As of June 30, 2022, our accumulated deficit was approximately $54.1 million. We anticipate that our operating expenses will increase in the foreseeable future as we seek to continue to grow our business, attract consumers, merchants, and funding sources, and further enhance and develop our products and platform. As we expand our offerings to additional markets, our offerings in these markets may be less profitable than the markets in which we currently operate. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We may incur net losses in the future and may not maintain profitability on a quarterly or annual basis.

Our revenue and operating results may fluctuate, which could result in a decline in our profitability and make it more difficult for us to grow our business.

Our revenue and operating results may vary from quarter to quarter and by season. Periods of decline could result in an overall decline in profitability and make it more difficult for us to make payments on our indebtedness and grow our business. We expect our quarterly results to fluctuate in the future due to a number of factors, including general economic conditions in the markets where we operate, the cyclical nature of consumer spending, and seasonal sales and spending patterns of customers.

We rely on card issuers or payment processors. If we fail to comply with the applicable requirements of Visa or other payment processors, those payment processors could seek to fine us, suspend us or terminate our registrations, which could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

We rely on card issuers or payment processors, and must pay a fee for this service. From time to time, payment processors such as Visa may increase the interchange fees that they charge for each transaction using one of their cards. The payment processors routinely update and modify their requirements. Changes in the requirements, including changes to risk management and collateral requirements, may impact our ongoing cost of doing business and we may not, in every circumstance, be able to pass through such costs to our merchants or associated participants. Furthermore, if we do not comply with the payment processors’ requirements (e.g., their rules, bylaws, and charter documentation), the payment processors could seek to fine us, suspend us or terminate our registrations that allow us to process transactions on their networks. The termination of our registration due to failure to comply with the applicable requirements of Visa or other payment processors, or any changes in the payment processors’ rules that would impair our registration, could require us to stop utilizing payment services from Visa or other payment processors, which could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

We have experienced rapid growth, which may be difficult to sustain and which may place significant demands on our operational, administrative, and financial resources. Raising additional funds to sustain our growth by issuing securities may cause dilution to existing stockholders and raising funds through lending arrangements may restrict our operations.

Since inception we have experienced significant transaction volume and revenue growth. We have a relatively limited operating history at our current scale, and our growth in recent periods exposes us to increased risks, uncertainties, expenses, and difficulties. If we are unable to maintain at least our current level of operations using cash flow, our business, results of operations, financial condition, and future prospects would be materially and adversely affected.

If in the future we need to raise additional capital by issuing equity securities, our existing stockholders’ ownership will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

Any debt financing we enter into may involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets as well as prohibitions on our ability to create liens, pay dividends, redeem our stock, or make investments. If we are unable to raise additional funds through equity or debt financings when needed, it could affect the results of our operations, financial condition, and future prospects.

Our ability to use our net operating loss carry forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change", generally defined as a greater than 50.0% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. The completion of the Business Combination may trigger an “ownership change” limitation. We have not completed a formal study to determine if any “ownership changes” within the meaning of IRC Section 382 have occurred. If “ownership changes” within the meaning of Section 382 of the Code have occurred, and if we earn net taxable income, our ability to use our net operating loss carryforwards and other tax credits generated since inception to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us and could require us to pay U.S. federal income taxes earlier than would be required if such limitations were not in effect. Similar rules and limitations may apply for state income tax purposes.

Risks Relating to Our Technology and Our Platform

Our results depend on more prominent presentation, integration, and support of our platform by our merchants.

We depend on our merchants, which generally accept most major credit cards and other forms of payment, to present our platform as a payment option and to integrate our platform into their website or in their store, such as by prominently featuring our platform on their websites or in their stores and not just as an option at website checkout. We do not have any recourse against merchants when they do not prominently present our platform as a payment option. The failure by our merchants to effectively present, integrate, and support our platform, or to effectively explain lease-to-own transactions to potential customers, would have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

Real or perceived software errors, failures, bugs, defects, or outages could adversely affect our business, results of operations, financial condition, and future prospects.

Our platform and our internal systems rely on software that is highly technical and complex. In addition, our platform and our internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. As a result, undetected errors, failures, bugs, or defects may be present in such software or occur in the future in such software, including open source software and other software we license in from third parties, especially when updates or new products or services are released.

Any real or perceived errors, failures, bugs, or defects in the software may not be found until our consumers use our platform and could result in outages or degraded quality of service on our platform that could adversely impact our business (including through causing us not to meet contractually required service levels), as well as negative publicity, loss of or delay in market acceptance of our products and services, and harm to our brand or weakening of our competitive position. In such an event, we may be required, or may choose, to expend significant additional resources in order to correct the problem. Any real or perceived errors, failures, bugs, or defects in the software we rely on could also subject us to liability claims, impair our ability to attract new consumers, retain existing consumers, or expand their use of our products and services, which would adversely affect our business, results of operations, financial condition, and future prospects.

We are subject to stringent and changing obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers; and other adverse business consequences.

In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “processing”) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, and sensitive third-party data (collectively, “sensitive information”). For example, we process the personal data of consumers, including Social Security Numbers. Our data processing activities subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contracts, and other obligations that govern the processing of personal data by us and on our behalf.

In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, and consumer protection laws. For example, the Telephone Consumer Protection Act (“TCPA”) imposes specific requirements relating to marketing to individuals using technology such as telephones, mobile devices, and text messages. TCPA violations can result in significant financial penalties, including penalties or criminal fines imposed by the Federal Communications Commission or fines of up to $1,500 per violation imposed through private litigation or by state authorities. Class action suits are the most common method for private enforcement.

Additionally, the California Consumer Privacy Act of 2018 (“CCPA”) imposes obligations on covered businesses. These obligations include, but are not limited to, providing specific disclosures in privacy notices and affording California residents certain rights related to their personal data. The CCPA allows for statutory fines for noncompliance (up to $7,500 per violation) and includes a private right of action for certain data breaches. In addition, it is anticipated that the California Privacy Rights Act of 2020 (“CPRA”), effective January 1, 2023, will expand the CCPA. Additionally, the CPRA establishes a new California Privacy Protection Agency to implement and enforce the CPRA, which could increase the risk of enforcement. Other states have enacted data privacy laws. For example, Virginia passed the Consumer Data Protection Act, Colorado passed the Colorado Privacy Act and Utah passed the Consumer Privacy Act, all of which become effective in 2023. Several states and localities have also enacted measures related to the use of artificial intelligence and machine learning in products and services. In addition, data privacy and security laws have been proposed at the federal, state, and local levels in recent years, which could further complicate compliance efforts.

In addition, privacy advocates and industry groups have proposed, and may propose, standards with which we are legally or contractually bound to comply. For example, we may also be subject to the Payment Card Industry Data Security Standard (“PCI DSS”). The PCI DSS requires companies to adopt certain measures to ensure the security of cardholder information, including using and maintaining firewalls, adopting proper password protections for certain devices and software, and restricting data access. Noncompliance with PCI-DSS can result in penalties ranging from $5,000 to $100,000 per month by credit card companies, litigation, damage to our reputation, and revenue losses. We may also rely on vendors to process payment card data, and those vendors may be subject to PCI DSS, and our business may be negatively affected if our vendors are fined or suffer other consequences as a result of PCI DSS noncompliance.

Increasingly, some aspects of our business may be reliant on our ability to have our products and services be accepted by or compatible with a third-party platform, and any inability to do so could negatively impact our business. For example, Google has announced that it intends to phase out third-party cookies in its Chrome browser, which could make it more difficult for us to target advertisements. Individuals may increasingly resist our collecting, using, and sharing of personal data to deliver targeted advertising. Additionally, Apple introduced an iOS update in April 2021 that allowed users to more easily opt-out of tracking of activity across devices, which has impacted and may continue to impact our business. Individuals are becoming more aware of options related to consent, “do not track” mechanisms, and “ad-blocking” software, any of which could materially impact our ability to collect personal data and deliver relevant promotions or media. As a result, we may be required to change the way we market our products. Any of these developments could impair our ability to reach new or existing customers or otherwise negatively affect our operations. In addition, the CCPA grants California residents the right to opt-out of a company’s sharing of personally identifiable information for advertising purposes in exchange for money or other valuable consideration.

Our obligations related to data privacy and security are quickly changing in an increasingly stringent fashion, creating some uncertainty as to the effective future legal framework. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires significant resources and may necessitate changes to our information technologies, systems, and practices and to those of any third parties that process personal data on our behalf. In addition, these obligations may require us to change our business model. Our business model materially depends on our ability to process personal data, so we are particularly exposed to the risks associated with the rapidly changing legal landscape. For example, we may be at heightened risk of regulatory scrutiny, and any changes in the regulatory framework could require us to fundamentally change our business model.

Although we endeavor to comply with all applicable data privacy and security obligations, we may at times fail (or be perceived to have failed) to do so. Moreover, despite our efforts, our personnel or third parties upon whom we rely may fail to comply with such obligations, which could negatively impact our business operations and compliance posture. For example, any failure by a third-party processor to comply with applicable law, regulations, or contractual obligations could result in adverse effects, including inability to or interruption in our ability to operate our business and proceedings against us by governmental entities or others. If we fail, or are perceived to have failed, to address or comply with data privacy and security obligations, we could face significant consequences. These consequences may include, but are not limited to, government enforcement actions (e.g., investigations, fines, penalties, audits, inspections and similar); litigation (including class-related claims); additional reporting requirements and/or oversight; bans on processing personal data; and orders to destroy or not use personal data.

Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers; interruptions or stoppages in our business operations; interruptions or stoppages of data collection needed to train our algorithms; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or revision or restructuring of our operations.

Any significant disruption in, or errors in, service on our platform or relating to vendors, including events beyond our control, could prevent us from processing transactions on our platform or posting payments and have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

We use vendors, such as our cloud computing web services provider, virtual card processing companies, and third-party software providers, in the operation of our platform. The satisfactory performance, reliability, and availability of our technology and our underlying network and infrastructure are critical to our operations and reputation and the ability of our platform to attract new and retain existing merchants and consumers. We rely on these vendors to protect their systems and facilities against damage or service interruptions from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm these systems, criminal acts, and similar events. If our arrangement with a vendor is terminated or if there is a lapse of service or damage to its systems or facilities, we could experience interruptions in our ability to operate our platform. We also may experience increased costs and difficulties in replacing that vendor and replacement services may not be available on commercially reasonable terms, on a timely basis, or at all. Any interruptions or delays in our platform availability, whether as a result of a failure to perform on the part of a vendor, any damage to one of our vendor’s systems or facilities, the termination of any of our third-party vendor agreements, software failures, our or our vendor’s error, natural disasters, terrorism, other man-made problems, security breaches, whether accidental or willful, or other factors, could harm our relationships with our merchants and consumers and also harm our reputation.

In addition, we source certain information from third parties. For example, our risk scoring model is based on algorithms that evaluate a number of factors and currently depend on sourcing certain information from third parties. In the event that any third-party from which we source information experiences a service disruption, whether as a result of maintenance, natural disasters, terrorism, or security breaches, whether accidental or willful, or other factors, the ability to score and decision lease-to-own applications through our platform may be adversely impacted. Additionally, there may be errors contained in the information provided by third parties. This may result in the inability to approve otherwise qualified applicants through our platform, which may adversely impact our business by negatively impacting our reputation and reducing our transaction volume.

To the extent we use or are dependent on any particular third-party data, technology, or software, we may also be harmed if such data, technology, or software becomes non-compliant with existing regulations or industry standards, becomes subject to third-party claims of intellectual property infringement, misappropriation, or other violation, or malfunctions or functions in a way we did not anticipate. Any loss of the right to use any of this data, technology, or software could result in delays in the provisioning of our products and services until equivalent or replacement data, technology, or software is either developed by us, or, if available, is identified, obtained, and integrated, and there is no guarantee that we would be successful in developing, identifying, obtaining, or integrating equivalent or similar data, technology, or software, which could result in the loss or limiting of our products, services, or features available in our products or services.

In addition, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing transactions or posting payments on our platform, damage our brand and reputation, divert the attention of our employees, reduce our revenue, subject us to liability, and cause consumers or merchants to abandon our platform, any of which could have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

If our information technology systems or data, or those of third parties upon which we rely, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers; and other adverse consequences.

In the ordinary course of our business, we process sensitive information. We may rely upon third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, third-party providers of cloud-based infrastructure, virtual card processing, encryption and authentication technology, employee email, and other functions. We may share or receive sensitive information with or from third parties. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place.

Cyberattacks, malicious internet-based activity, and online and offline fraud are prevalent and continue to increase. These threats are becoming increasingly difficult to detect. These threats come from a variety of sources, including traditional computer “hackers,” threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of these attacks, including cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our goods and services. The automated nature of our business and our reliance on digital technologies may make us an attractive target for, and potentially vulnerable to cyber-attacks. We and the third parties upon which we rely may be subject to a variety of evolving threats, including but not limited to: computer malware (including as a result of advanced persistent threat intrusions), malicious code (such as viruses and worms), social engineering (including phishing attacks), ransomware attacks, denial-of-service attacks (such as credential stuffing), personnel misconduct or error, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunication failures, earthquakes, fires, floods, and other similar threats.

Ransomware attacks, including by organized criminal threat actors, nation-states, and nation-state-supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions in our operations, loss of data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Similarly, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties and infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our information technology systems (including our products or services) or the third-party information technology systems that support us and our services. We are incorporated into the supply chain of a large number of companies worldwide and, as a result, if our products are compromised, a significant number of companies could be simultaneously affected. The potential liability and associated consequences we could suffer as a result of such a large-scale event could be catastrophic and result in irreparable harm.

The COVID-19 pandemic and our remote workforce poses increased risks to our information technology systems and data, as more of our employees work from home, utilizing network connections outside our premises. Additionally, future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Any of the previously identified or similar threats could cause a security incident or other interruption. A security incident or other interruption could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide our platform, products, or services.

We may expend significant resources or modify our business activities to try to protect against security incidents. Certain data privacy and security obligations may require us to implement and maintain specific security measures, industry-standard or reasonable security measures to protect our information technology systems and sensitive information.

While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We may be unable in the future to detect vulnerabilities in our information technology systems (including our products) because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after a security incident has occurred. Despite our efforts to identify and remediate vulnerabilities, if any, in our information technology systems (including our products), our efforts may not be successful. Further, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities.

Any actual or perceived failure to comply with legal and regulatory requirements applicable to us, including those relating to information security, or any failure to protect the information that we collect from our consumers and merchants, including personally identifiable information, from cyber-attacks, or any such actual or perceived failure by our originating bank partners, may result in, among other things, revocation of required licenses or registrations, loss of approved status, private litigation, regulatory or governmental investigations, administrative enforcement actions, sanctions, civil and criminal liability, and constraints on our ability to continue to operate.

Applicable data privacy and security obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences. If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences. These consequences may include: interruptions into our operations (including availability of data), litigation (including class claims), an obligation to notify regulators and affected individuals, the triggering of indemnification and other contractual obligations, government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive data (including personal data); negative publicity; reputational damage; loss of consumers and ecosystem partners;, monetary fund diversions; financial loss; and other similar harms. Additionally, our originating bank partners also operate in a highly regulated environment, and many laws and regulations that apply directly to our originating bank partners are indirectly applicable to us through our arrangements with our originating bank partners. Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

While we take precautions to prevent consumer identity fraud, it is possible that identity fraud may still occur or has occurred, which may adversely affect the performance of the lease-to-own transactions facilitated through our platform.

There is risk of fraudulent activity associated with our platform, consumers, and third parties handling consumer information. Our resources, technologies, and fraud prevention tools may be insufficient to accurately detect and prevent fraud. We bear the risk of loss for lease-to-own transactions facilitated through our platform. The level of fraud related charge-offs on the lease-to-own transactions facilitated through our platform could be adversely affected if fraudulent activity were to significantly increase.

We bear the risk of consumer fraud in a transaction involving us, a consumer, and a merchant, and we generally have no recourse to the merchant to collect the amount owed by the consumer. Significant amounts of fraudulent cancellations or chargebacks and the potential cost of remediation could adversely affect our business or financial condition. High profile fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negative publicity, and the erosion of trust from our consumers and merchants, and could materially and adversely affect our business, results of operations, financial condition, future prospects, and cash flows.

Legal and Compliance Risks

Our business is subject to the requirements of various federal, state and local laws and regulations, which can require significant compliance costs and expose us to government investigations, significant additional costs, fines or other monetary penalties or settlements, and compliance-related burdens.

Our business is subject to extensive federal, state and local laws and regulations and an increased risk of regulatory actions as a result of the highly regulated nature of our industry and the focus of state and federal enforcement agencies on the lease-to-own industry in particular. Any adverse change in applicable laws or regulations, the passage of unfavorable new laws or regulations, or the manner in which any applicable laws and regulations are interpreted or enforced could dictate changes to our business practices that may be materially adverse to the Company. Further, our transactions are subject to various federal and state laws and regulations which may result in significant compliance costs as well as expose us to litigation. In particular, our rental-purchase transactions and the consumer-facing operations related thereto, such as collections and marketing, are subject to various other federal, state and/or local consumer protection laws. These laws, as well as the rental-purchase statutes under which we operate, provide various remedies in connection with violations, including restitution and other monetary penalties and sanctions which in certain circumstances can be significant.

We cannot determine with any degree of certainty whether any new laws or regulations will be enacted, or whether government agencies will initiate new or different interpretations of existing laws. The impact of new laws and regulations, or modifications by regulators concerning the interpretation or enforcement of existing laws, on our business is not known; however, any such changes could materially and adversely impact our business.

The laws and regulations applicable to our operations are subject to agency, administrative and/or judicial interpretation. Some of these laws and regulations have been enacted only recently and/or may not yet have been interpreted or may be interpreted infrequently. As a result of non-existent or sparse interpretations, ambiguities in these laws and regulations may create uncertainty with respect to the requirements of any applicable laws and regulations. Any ambiguity under a law or regulation to which we are subject may lead to regulatory investigations, governmental enforcement actions and private causes of action, such as class action lawsuits, with respect to our compliance with such laws or regulations.

Federal and state agencies have increased their focus on consumer financial products and services. State law enforcement agencies and regulators appear to have increased their scrutiny of entities operating within the personal property rental-purchase, or “lease-to-own”, industry. For example, the California Department of Financial Protection and Innovation (“DFPI”) has issued subpoenas and is conducting investigations into practices of entities operating within the personal property rental-purchase industry. Similarly, state attorneys general also appear to have increased their scrutiny of the industry. As of the date of this filing, the Company has not received investigatory demands from California DFPI or state attorneys general. However, there can be no assurance that the Company will not be included in future actions of the same or similar nature and, if it is, that it would not lead to an enforcement action, consent order, or substantial costs, including legal fees, fines, penalties, and remediation expenses.

We are subject to securities litigation, which is expensive and could divert management attention and adversely impact our business.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. For example, in August 2021, a putative securities class action complaint was filed against us and certain of our officers. The case is still pending. See Part I, Item 1. Note 13 - Commitments and Contingencies in this Quarterly Report on Form 10-Q for more information. Litigation of this type is expensive and could result in substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation, which could have an adverse effect on our business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject us to significant liabilities.

Our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting in connection with the audit of our financial statements as of and for the fiscal years ended December 31, 2021, 2020, and 2019 and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

In connection with the audit of our financial statements for the fiscal years ended December 31, 2021, 2020 and 2019, our independent registered public accounting firm identified certain control deficiencies in the design and implementation of our internal control over financial reporting that in aggregate constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Our evaluation was based on the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) Internal Control — Integrated Framework (2013).

The material weaknesses identified during the December 31, 2020 and 2019 audits relate to (1) an insufficient number of personnel with an appropriate level of GAAP knowledge and experience to create the proper control environment for effective internal control over financial reporting and to ensure that oversight processes and procedures in applying nuanced guidance to complex accounting transactions for financial reporting are adequate, (2) a lack of control in place to perform a review of the depreciation, cost of property sold, and impairment expense curves, specifically associated with evaluating the accuracy and completeness of the underlying data supporting the curves, or reconcile the expense amounts per the curves to the general ledger, (3) a lack of controls in place to review journal entries, reconcile journal entries to underlying support and evaluate if journal entries are in compliance with GAAP before the entries are manually posted, (4) an incomplete implementation of the information and communication component of the COSO framework, specifically with respect to user access controls to ensure appropriate segregation of duties and to adequately restrict user and privileged access to its financial applications and data to appropriate company personnel and (5) a lack of controls in place surrounding the accounting of warrants from FinServ. As of December 31, 2021, the material weaknesses identified in (2), (4) and (5) above were deemed to have been remediated.

As part of our plan to remediate the remaining material weaknesses, we are performing a full review of our internal control procedures. We have implemented, and plan to continue to implement, new controls and new processes. We cannot assure you that the measures that we have taken, and that will be taken, to remediate these material weaknesses will, in fact, remedy the material weaknesses or will be sufficient to prevent future material weaknesses from occurring. We also cannot assure you that we have identified all of our existing material weaknesses.

In light of the control deficiencies and the resulting material weaknesses that were identified, we believe that it is possible that, had we and our independent registered public accounting firm performed an assessment or audit, respectively, of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.

When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to remediate our existing material weakness or identify additional material weaknesses and are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

If we discover a material weakness in our internal control over financial reporting that we are unable to remedy or otherwise fail to maintain effective internal control over financial reporting or disclosure controls and procedures, our ability to report our financial results on a timely and accurate basis and the market price of our common stock may be adversely affected.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In addition to the material weaknesses in internal control over financial reporting identified in connection with the audit of our financial statements for the fiscal year ended December 31, 2021, subsequent testing by us or our independent registered public accounting firm, which has not performed an audit of our internal control over financial reporting, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. To comply with Section 404, we expect to incur substantial cost, expend significant management time on compliance-related issues and hire additional accounting, financial, and internal audit staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources. Any failure to maintain effective disclosure controls and procedures or internal control over financial reporting could have an adverse effect on our business and operating results, and cause a decline in the price of our common stock.

Changes to tax laws or exposure to additional tax liabilities may have a negative impact on our operating results.

Continued developments in U.S. tax reform and changes to tax laws and rates in other jurisdictions where we do business could adversely affect our results of operations and cash flows. It is also possible that provisions of U.S. tax reform could be subsequently amended in a way that is adverse to us.

In addition, we may undergo tax audits in various jurisdictions in which we operate. Although we believe that our income tax provisions and accruals are reasonable and in accordance with generally accepted accounting principles in the United States, and that we prepare our tax filings in accordance with all applicable tax laws, the final determination with respect to any tax audits and any related litigation, could be materially different from our historical income tax provisions and accruals. The results of a tax audit or litigation could materially affect our operating results and cash flows in the periods for which that determination is made. In addition, future period net income may be adversely impacted by litigation costs, settlements, penalties and interest assessments.

We are subject to legal proceedings from time to time which seek material damages. The costs we incur in defending ourselves or associated with settling any of these proceedings, as well as a material final judgment or decree against us, could materially adversely affect our financial condition by requiring the payment of the settlement amount, a judgment or the posting of a bond.

We are subject to legal proceedings which seek material damages. For example, in April 2021, Daiwa Corporate Advisory Services filed a complaint against us for breach of contract with respect to transactions in connection with our Merger. In addition, in August 2021, a putative securities class action complaint was filed against us and certain of our officers. These cases are still pending. See “Part I, Item 1. Note 13 - Commitments and Contingencies” in this Quarterly Report on Form 10-Q for more information. The costs we incur in defending ourselves or associated with settling any of these proceedings, as well as a material final judgment or decree against us, could materially adversely affect our financial condition by requiring the payment of the settlement amount, a judgment or the posting of a bond.

In addition, others in our industry have defended class action lawsuits alleging various regulatory violations and have paid material amounts to settle such claims. If we are named in any such class action lawsuits or other legal proceedings, significant settlement amounts or final judgments could materially and adversely affect our liquidity and capital resources.

To attempt to limit costly and lengthy consumer, employee and other litigation, including class actions, we require our customers and employees to sign arbitration agreements, including class action waivers. In addition to opt-out provisions contained in such agreements, recent judicial and regulatory actions have attempted to restrict or eliminate the enforceability of such agreements and waivers. If we are not permitted to use arbitration agreements and/or class action waivers, or if the enforceability of such agreements and waivers is restricted or eliminated, we could incur increased costs to resolve legal actions brought by customers, employees and others, as we would be forced to participate in more expensive and lengthy dispute resolution processes.

Operational Risks Related to Our Business

Unstable market and economic conditions have had, and may in the future have, serious adverse consequences on our business, financial condition and share price.

The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates, higher interest rates and uncertainty about economic stability. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. Similarly, the ongoing military conflict between Russia and Ukraine has created extreme volatility in the global capital markets and is expected to have further global economic consequences, including disruptions of the global supply chain and energy markets. Any such volatility and disruptions may have adverse consequences on us or the third parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. In addition, higher inflation could also adversely affect discretionary spending for non-prime consumers, which could reduce demand for our products and services. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.

Failure to effectively manage our costs could have a material adverse effect on our profitability.

Certain elements of our cost structure are largely fixed in nature. Consumer spending remains uncertain, which makes it more challenging for us to maintain or increase our operating margins. The competitive environment in our industry and increasing price transparency means that the focus on achieving efficient operations is greater than ever. As a result, we must continuously focus on managing our cost structure. Failure to manage our overall cost of operations, labor and benefit rates, advertising and marketing expenses, operating leases, data costs, payment processing costs, cost of capital, or indirect spending could materially adversely affect our profitability.

Negative publicity about us or our industry could adversely affect our business, results of operations, financial condition, and future prospects.

Negative publicity about us or our industry, including the transparency, fairness, user experience, quality, and reliability of our platform or lease-to-own platforms in general, effectiveness of our risk model, our ability to effectively manage and resolve complaints, our privacy and security practices, litigation, regulatory activity, misconduct by our employees, funding sources, service providers, or others in our industry, the experience of consumers and investors with our platform or services or lease-to-own platforms in general, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our platform, which could harm our reputation and cause disruptions to our platform. For instance, in October 2020, a data breach broker purported to offer customer records from a number of companies, including us, for sale on a hacker forum. Although we determined with third party firms and our internal team that the compromised data was limited to non-sensitive information, we cannot guarantee that this publicity or any similar publicity in the future will not have a negative effect on our business or reputation. Any such reputational harm could further affect the behavior of consumers, including their willingness to utilize lease-to-own programs through our platform or to make payments on their leases. As a result, our business, results of operations, financial condition, and future prospects would be materially and adversely affected.

Misconduct and errors by our employees, vendors, and service providers could harm our business and reputation.

We are exposed to many types of operational risk, including the risk of misconduct and errors by our employees, vendors, and other service providers. Our business depends on our employees, vendors, and service providers to process a large number of increasingly complex transactions, including transactions that involve significant dollar amounts and lease-to-own transactions that involve the use and disclosure of personally identifiable information and business information. We could be adversely affected if transactions were redirected, misappropriated, or otherwise improperly executed, personal and business information was disclosed to unintended recipients, or an operational breakdown or failure in the processing of other transactions occurred, whether as a result of human error, a purposeful sabotage or a fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal data and interact with consumers and merchants through our platform is governed by various federal and state laws. If any of our employees, vendors, or service providers take, convert, or misuse funds, documents, or data, or fail to follow protocol when interacting with consumers and merchants, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents, or data, or the failure to follow protocol, and therefore be subject to civil or criminal liability. For example, our operations are subject to certain laws generally prohibiting companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business, such as the U.S. Foreign Corrupt Practices Act, and similar anti-bribery laws in other jurisdictions. Violations by our employees, contractors or agents of policies and procedures we have implemented to ensure compliance with these laws could subject us to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil and criminal, monetary and non-monetary penalties, and related shareholder lawsuits, could cause us to incur significant legal fees, and could damage our reputation. It is not always possible to identify and deter misconduct or errors by employees, vendors, or service providers, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. Any of these occurrences could result in our diminished ability to operate our business, potential liability to consumers and merchants, inability to attract future consumers and merchants, reputational damage, regulatory intervention, and financial harm, which could negatively impact our business, results of operations, financial condition, and future prospects.

The loss of the services of any of our executive officers could materially and adversely affect our business, results of operations, financial condition, and future prospects.

The experience of our executive officers are valuable assets to us. Our executive officers have significant experience in the financial technology industry and would be difficult to replace. Competition for senior executives in our industry is intense, and we may not be able to attract and retain qualified personnel to replace or succeed any of our executive officers. Failure to retain any of our executive officers could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

Our business depends on our ability to attract and retain highly skilled employees.

Our future success depends on our ability to identify, hire, develop, motivate, and retain highly qualified personnel for all areas of our organization, in particular, a highly experienced sales force, data scientists, and engineers. Competition for these types of highly skilled employees, is extremely intense. Trained and experienced personnel are in high demand and may be in short supply. Many of the companies with which we compete for experienced employees have greater resources than we do and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors that may seek to recruit them. We may not be able to attract, develop, and maintain the skilled workforce necessary to operate our business, and labor expenses may increase as a result of a shortage in the supply of qualified personnel. If we are unable to maintain and build our highly experienced sales force, or are unable to continue to attract experienced engineering and technology personnel, as well as other qualified employees, our business, results of operations, financial condition, and future prospects could be materially and adversely affected.

The COVID-19 pandemic has impacted our working environment and diverted personnel resources and any prolonged effects of the pandemic may adversely impact our operations and employees.

We have had to expend, and expect to continue to expend, personnel resources to respond to the COVID-19 pandemic, including to develop and implement internal policies and procedures and track changes in laws. Any prolonged diversion of personnel resources may have an adverse effect on our operations. Our staff continues to work in a mainly remote environment.

Over time such remote operations may decrease the cohesiveness of our teams and our ability to maintain our culture, both of which are critical to our success. Additionally, a remote working environment may impede our ability to undertake new business projects, to foster a creative environment, to hire new team members, and to retain existing team members. Such effects may adversely affect the productivity of our team members and overall operations, which could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

Additional Risks Relating to Ownership of Company Securities

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Currently, our common stock and public warrants are publicly traded on the Nasdaq Capital Market (“Nasdaq”). In order to continue listing our securities on the Nasdaq, we will be required to maintain certain financial, distribution and stock price levels.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•a limited availability of market quotations for our securities;
•reduced liquidity for our securities;
•a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•a limited amount of news and analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since our common stock and public warrants are listed on the Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of its securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we are no longer listed on the Nasdaq, our securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.

The price of our securities may change significantly in the future and you could lose all or part of your investment as a result.

The trading price of our common stock and public warrants is likely to be volatile and the trading price of our securities have experienced extreme volatility and a significant decline. The securities markets have experienced significant volatility as a result of the COVID-19 pandemic and other factors. Market volatility, as well as general economic, market, or political conditions, could reduce the market price of shares of our common stock regardless of our operating performance. Our operating results have been below and could continue to be below the expectations of public market analysts and investors due to a number of potential factors, including:

•results of operations that vary from the expectations of securities analysts and investors;
•results of operations that vary from those of our competitors;
•factors affecting consumer spending that are not under our control;
•the impact of the COVID-19 pandemic and its effect on our business and financial conditions;
•changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•declines in the market prices of stocks generally;
•strategic actions by us or our competitors;
•announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;
•any significant change in our management;
•changes in general economic or market conditions or trends in our industry or markets;

•changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•future sales of our common stock or other securities;
•investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;
•the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
•litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;
•guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
•the development and sustainability of an active trading market for our stock;
•actions by institutional or activist stockholders;
•changes in accounting standards, policies, guidelines, interpretations or principles; and
•other events or factors, including those resulting from natural disasters, war (including the conflict involving Russia and Ukraine), acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock or public warrants is low.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of our management’s time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We will continue to incur increased costs as a result of operating as a public company, and our management will continue to devote substantial time for new compliance initiatives.

As a public company, we will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will impact our financial position. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Because there are no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by its subsidiaries to it and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness that we incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We will not control these analysts. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who cover us downgrade our stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on it regularly, we could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

The lock-up agreement contained in the Amended and Restated Registration Rights Agreement (the “A&R RRA”) with us expired and the shares of common stock held by the stockholders party to the A&R RRA are eligible for resale which could result in the market price of shares of our common stock dropping significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.

In addition, common stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of shares of our common stock initially reserved for future issuance under our 2021 equity incentive plan was 8,932,162, and as of August 5, 2022, there were 2,136,100 shares of common stock available for future issuance under the 2021 equity incentive plan.

In the future, we may also issue securities in connection with investments or acquisitions. The amount of shares of common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Warrants are exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our existing stockholders.

Outstanding warrants to purchase an aggregate of 12,832,500 shares of our common stock became exercisable 30 days after the completion of the Merger. Each warrant entitles the holder thereof to purchase one (1) share of our common stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of common stock. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we will take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-

on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) December 31, 2024, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for common stock and our stock price may be more volatile.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Amended and Restated Charter and Amended and Restated Bylaws have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:
•the ability of our board of directors to issue one or more series of preferred stock;
•advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
•certain limitations on convening special stockholder meetings;
•limiting the ability of stockholders to act by written consent; and
•our board of directors have the express authority to make, alter or repeal our Amended and Restated Bylaws.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Our Amended and Restated Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Amended and Restated Charter provides that, subject to limited exceptions, any (1) derivative action or proceeding brought on behalf of us, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to us or our stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or our Amended and Restated Charter or our Amended and Restated Bylaws, or (4) action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Amended and Restated Charter described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or its directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Amended and Restated Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.
ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.
ITEM 4. MINE SAFETY DISCLOSURES

None.
ITEM 5. OTHER INFORMATION

None.
ITEM 6. EXHIBITS

Exhibit #	Description
10.1	Fourteenth Amendment to the Loan and Security Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Form 10-Q, filed with the SEC on May 10, 2022)
31.1	Certification of Principal Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002
31.2	Certification of Principal Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002

101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	August 9, 2022	/s/ Karissa Cupito
Karissa Cupito
Chief Financial Officer
(Principal Financial Officer)